EXHIBIT 2.1

Agreement and Plan of Merger

among

PNM Resources, Inc.,

PNM Merger Sub LLC,

Continental Energy Systems LLC,

and

Cap Rock Holding Corporation

Dated: January 12, 2008

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.01.	Definitions	1
Section 1.02.	Other Definitional and Interpretive Matters	11
Section 1.03.	Joint Negotiation and Preparation of Agreement	12

ARTICLE II

THE MERGER

Section 2.01.	The Merger	12
Section 2.02.	Closing	12
Section 2.03.	Effective Time	12
Section 2.04.	Effects	13
Section 2.05.	Governing Documents	13
Section 2.06.	Additional Action	13

ARTICLE III

PURCHASE PRICE

Section 3.01.	Purchase Price	13
Section 3.02.	Determination of Adjustment Amount	14
Section 3.03.	Dissent Adjustment	15
Section 3.04.	Withholding Rights	15

ARTICLE IV

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

Section 4.01.	Effect on Capital Stock	16
Section 4.02.	Exchange of Certificates	17

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CAP ROCK HOLDING LLC

Section 5.01.	Organization; Qualification	19
Section 5.02.	Authority Relative to this Agreement	19
Section 5.03.	Consents and Approvals; No Violation	19
Section 5.04.	Pro Forma Balance Sheet	19
Section 5.05.	Fees and Commissions	19

i

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 7.01.	Organization, Qualification	38
Section 7.02.	Authority Relative to this Agreement	38
Section 7.03.	Consents and Approvals; No Violation	38
Section 7.04.	Parent’s Knowledge	39
Section 7.05.	Inspections	39

ARTICLE VIII

COVENANTS OF THE PARTIES

Section 8.01.	Conduct of Business	40
Section 8.02.	Access to Information	42
Section 8.03.	Expenses	44
Section 8.04.	Further Assurances	44

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.01.	Conditions to Each Party’s Obligations to Effect the Closing	53
Section 9.02.	Conditions to Obligations of Parent	53
Section 9.03.	Conditions to Obligations of the Company	56

ARTICLE X

INDEMNIFICATION

ARTICLE XI

TERMINATION AND OTHER REMEDIES

Section 11.01.	Termination	63
Section 11.02.	Procedure and Effect of Termination	64
Section 11.03.	Remedies upon Termination	65

ARTICLE XII

MISCELLANEOUS PROVISIONS

EXHIBITS AND SCHEDULES

Exhibit 1.01 -A	Capital Expenditure Budget
Exhibit 1.01-B	Company Employees
Exhibit 3.01 (b)	Balance Sheet Principles

Schedule 1.01-A	Material Business Agreements
Schedule 1.01-B	Parent Required Regulatory Approvals
Schedule 1.01-C	Permitted Encumbrances
Schedule 1.01-D	The Company Required Regulatory Approvals
Schedule 1.01-E	The Company’s Knowledge
Schedule 1.01-F	Owned Real Property
Schedule 1.01-G	Real Property Leases
Schedule 1.01-H	Territory
Schedule 1.01-I	Specified Employees
Schedule 1.01-J	Specified Agreements
Schedule 1.01-K	Indemnified Agreements
Schedule 7.03	Required Consents or Approvals of Parent and Sub

In accordance with Item 601(b)(2) of Regulation S-K, PNM Resources agrees to furnish supplementally a copy of any schedule to the Securities and Exchange Commission upon request.

v

AGREEMENT AND PLAN OF MERGER dated as of January 12, 2008, among PNM Resources, Inc., a New Mexico corporation (“Parent”), PNM Merger Sub LLC (“Sub”), a Delaware limited liability company, Continental Energy Systems LLC (“CES”), a Delaware limited liability company previously known as Cap Rock Holding, LLC, and Cap Rock Holding Corporation (the “Company”), a Delaware corporation.

WHEREAS the respective Boards of Directors of Parent and the Company and the sole manager of Sub have approved the merger (the “Merger”) of Sub into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) not owned by Parent, Sub or the Company shall be converted into cash; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW THEREFORE, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions.  (a)  As used in this Agreement, the following terms have the meanings specified in this Section 1.01:

               “Adjustment Amount” may be a positive or negative number, and will be determined in accordance with Section 3.02.

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Asset Purchase Agreement” means the Asset Purchase Agreement by and among Public Service Company of New Mexico, a New Mexico corporation, Cap Rock Holding LLC, a Delaware limited liability company, and New Mexico Gas Company, Inc., a Delaware corporation, as amended from time to time.

“BCAT” means the Business Corporation Act of the State of Texas.

“Business” means the electric transmission and distribution utility business of the Cap Rock Entities in the Territory, including sales of electricity to residential, commercial and industrial customers.

“Business Agreement” means a Contract (other than the Franchises and the Real Property Leases to which any Cap Rock Entity is a party or by which any Cap Rock Entity is bound).

“Business Day” means any day other than Saturday, Sunday, any day which is a legal holiday or any day on which banking institutions in Albuquerque, New Mexico or New York, New York are authorized by Law to close.

“Capital Expenditure Budget” means the budget for capital expenditures for the Cap Rock Entities for fiscal year 2008 attached hereto as Exhibit 1.01-A.

“Cap Rock Energy” means Cap Rock Energy Corporation, a Texas corporation.

“Cap Rock Entity” means the Company, Cap Rock Energy, Cap Rock Intermediate or NewCorp.

“Cap Rock Excluded Matter” means any one or more of the following: (a) any change in the international, national, regional or local markets or industries in which any Cap Rock Entity operates or of which any Cap Rock Entity is a part that does not disproportionately affect such Cap Rock Entity in any material respect as compared to similarly situated companies in the industry in which such Cap Rock Entity operates, (b) any change after the date of this Agreement in any Law to the extent not disproportionately affecting such Cap Rock Entity in any material respect (excluding from this clause (b) any change in any Law issued by, administered by or relating to the authority or responsibilities of the PUCT), (c) any change in accounting standards, principles or interpretations, (d) announcement of this Agreement or the Transactions (including disruption or loss of customers, suppliers or employee relationships to the extent related to any announcement with respect to this Agreement or the Transactions), (e) any general change in international, national, regional, or local economic, financial markets, or political conditions, including prevailing interest rates, that does not disproportionately affect any Cap Rock Entity in any material respect as compared to similarly situated companies in the industry in which such Cap Rock Entity operates, (f) weather conditions or related customer use patterns, (g) any change in the market price of commodities or publicly traded securities, (h) any change resulting from the actions of Parent or Sub after the date of this Agreement, (i) war or terrorism or (j) failure by the Cap Rock Entities to meet revenue or earnings predictions related to the Business.

“Cap Rock Intermediate” means Cap Rock Intermediate, Inc., a Delaware corporation.

“Cap Rock Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, results of operations or financial condition of the Cap Rock Entities, taken as a whole, other than an effect (i) resulting from a Cap Rock Excluded Matter occurring after the date of this Agreement or (ii) cured (including by payment of money or application of insurance proceeds) before the Closing Date or (b) the ability of the Company to perform its obligations under this Agreement.

“CERCLA” means the Comprehensive Environmental Response Compensation, and Liability Act, as amended.

“Claims” means any and all administrative, regulatory, or judicial actions or causes of action, suits, petitions, proceedings (including arbitration proceedings), investigations, hearings, demands, demand letters, claims, or notices of noncompliance or violation delivered by any Governmental Entity or other Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employees” means the employees of each Cap Rock Entity set forth on Exhibit 1.01-B, together with all other persons who are hired by any Cap Rock Entity to replace any such employee.

“Company Required Regulatory Approvals” means (i) the filings by CES and Parent required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (ii) the approvals set forth on Schedule 1.01-D.

“Company’s Knowledge” or words to similar effect, means the knowledge of the Company and any other Cap Rock Entity, based on the actual knowledge of the persons set forth in Schedule 1.01-E.

“Confidentiality Agreement” means the Confidentiality Agreement, dated October 27, 2007 between PNM Resources, Inc. and Cap Rock Holding Corporation.

“Contract” means any contract, lease, sublease, commitment, indenture, agreement, understanding, instrument or other legally binding agreement, whether oral or written.

“Disbursement Account” means the account under the Disbursing Agent Agreement between Cap Rock Holding Corporation and Mellon Investor Services LLC dated as of May 11, 2006, as amended or modified through the date hereof, in which cash is held pursuant to the Share Exchange.

“Encumbrances” means any and all mortgages, pledges, liens, claims, charges, security interests, conditional and installment sale agreements, activity and use limitations, leases and other occupancy agreements, options, easements, covenants, encumbrances, obligations, limitations, title defects, deed restrictions, and all other restrictions of any kind.

“Environment” means all or any of the following media: soil, land surface and subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including the air within buildings and the air within other natural or man-made structures above or below ground), plant and animal life, and any other natural resource.

“Environmental Claims” means any and all Claims (including any such Claims involving toxic torts or similar liabilities in tort, whether based on negligence or other fault, strict or absolute liability, or any other basis) relating in any way to any Environmental Laws or Environmental Permits, or arising from the presence, Release, or threatened Release (or alleged presence, Release, or threatened Release) of any Hazardous Materials, including any and all Claims by any Governmental Entity or by any Person for enforcement, cleanup, remediation, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation, injunctive relief, or property damage or personal or bodily injury (including death) or threat of injury to health, safety, cultural resources and historic properties, natural resources, or the Environment pursuant to any Environmental Law.

“Environmental Laws” means all Laws and Orders relating to pollution or the protection of human health, safety, the Environment, or damage to natural resources, including Laws relating to Releases and threatened Releases or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.  Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Oil Pollution Act, 33 U.S.C. Section 2701 et seq.; the Endangered Species Act, 16 U.S.C. Section 1531 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321, et seq.; the National Historic Preservation Act, 16 U.S.C. Section 110 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.  (to the extent relating to human exposure to Hazardous Materials); the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; Atomic Energy Act, 42 U.S.C. Section 2014 et seq.; Nuclear Waste Policy Act, 42 U.S.C. Section 10101 et seq.; and their state, tribal and local counterparts or equivalents, all as amended from time to time, and regulations issued pursuant to any of those statutes.

“Environmental Permits” means all permits, certifications, licenses, approvals, consents, waivers, or other authorizations of Governmental Entities issued under or with respect to applicable Environmental Laws and applicable to the Cap Rock Entities.

“ERCOT” means the Electric Reliability Council of Texas, Inc.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, would be considered a single employer under Section 414(b), (c) or (m) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCC” means the Federal Communications Commission.

“FERC” means the Federal Energy Regulatory Commission.

“Final Regulatory Order” means, with respect to a Required Regulatory Approval, an Order granting such Required Regulatory Approval that has not been revised, stayed, enjoined, set aside, annulled, or suspended, and with respect to which (i) any required waiting period has expired and (ii) all conditions to effectiveness prescribed therein or otherwise by Law or Order have been satisfied.

“Financial Hedge” means a Contract consisting of a futures contract, options contract or other derivatives transaction, in any case relating to electricity (but not including contracts for physical delivery of such commodity).

“GAAP” means United States generally accepted accounting principles.

“Good Utility Practice” means the practices, methods, standards, guides, and acts, as applicable, that (i) are generally accepted in the region during the relevant time period in the electric transmission and distribution utility industry, (ii) are commonly used in prudent utility engineering, construction, project management, and operations, or (iii) would be expected if the Business is to be conducted at a reasonable cost in a manner consistent with Laws and Orders applicable to the Business and the objectives of reliability, safety, environmental protection, economy, and expediency.  Good Utility Practice includes acceptable practices, methods, or acts generally accepted in the region, and is not limited to the optimum practices, methods, or acts to the exclusion of all others.

“Governing Documents” of a Person means the articles or certificate of incorporation and bylaws, or comparable governing documents, of such Person.

“Governmental Entity” means the United States of America and any other federal, state, tribal, local, municipal or foreign governmental or regulatory authority, department, agency, commission, body, court, or other governmental entity, including ERCOT and SPP.

“Hazardous Material” means (i) any chemicals, materials, substances, or wastes which are now or hereafter defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “pollutant,” “contaminant,” or words of similar import under any applicable Environmental Laws; (ii) any petroleum, petroleum products (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), or oil and gas exploration or production waste, polychlorinated biphenyls, asbestos-containing materials, mercury, and lead-based paints; and (iii) any other chemical, material, substances, waste, or mixture thereof which is prohibited, limited, or regulated by Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person shall mean without duplication: (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business, (c) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capitalized lease obligations of such Person (calculated in accordance with GAAP), (f) all obligations, contingent or otherwise, of such Person as an account party to reimburse any bank or other Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of interest rate, commodity or currency hedge agreements but excluding all Financial Hedges, (h) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, (i) all Indebtedness of other Persons guaranteed by such Person, (j) negative cash/overdraft, as calculated in accordance with GAAP, (k) all Indebtedness referred to in clauses (a) through (j) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (l) all accrued interest, prepayment premiums, fees, expenses or penalties related to any of the foregoing.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore pursuant to any guarantee or as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefore.

“Independent Accounting Firm” means KPMG LLP.

“Law” means any constitution, statute, regulation, rule, charter, ordinance, code, protocol, proceeding or similar act or promulgation of any Governmental Entity.

“Losses” means losses, liabilities, damages, obligations, payments, costs, and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith).

“Leased Real Property” means the real property subject to the Real Property Leases.

“Material Business Agreement” means a Contract (a) listed on Schedule 1.01-A, (b) required to be listed on Schedule 1.01-A or (c) that would be listed on Schedule 1.01-A if such Contract were in effect on the date of this Agreement.

“NewCorp” means NewCorp Resources Electric Cooperative, Inc., a Texas corporation.

“Order” means any rule, regulation, order, judgment, writ, injunction, decree, directive, or award of a court, administrative agency, or other Governmental Entity acting in an adjudicative, rulemaking or regulatory capacity, or of an arbitrator with applicable jurisdiction over the subject matter.

“Owned Real Property” means the real property set forth in Schedule 1.01-F.

“Parent Excluded Matter” means any one or more of the following: (a) any change in the international, national, regional or local markets or industries in which Parent operates or of which Parent is a part that does not disproportionately affect Parent in any material respect as compared to similarly situated companies in the industry in which Parent operates, (b) any change after the date of this Agreement in any Law to the extent not disproportionately affecting Parent in any material respect (excluding from this clause (b) any change in any Law issued by, administered by or relating to the authority or responsibilities of the PUCT or the New Mexico Public Regulatory Commission), (c) any change in accounting standards, principles or interpretations, (d) announcement of this Agreement or the Transactions (including disruption or loss of customers, suppliers or employee relationships to the extent related to any announcement with respect to this Agreement or the Transactions), (e) any general change in international, national, regional, or local economic, financial markets, or political conditions, including prevailing interest rates, that does not disproportionately affect Parent in any material respect as compared to similarly situated companies in the industry in which Parent operates, (f) weather conditions or related customer use patterns, (g) any change in the market price of commodities or publicly traded securities, (h) war or terrorism or (i) failure by Parent to meet revenue or earnings predictions.

“Parent Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, results of operations or financial condition of Parent and its consolidated subsidiaries, taken as a whole, other than an effect (i) resulting from a Parent Excluded Matter occurring after the date of this Agreement or (ii) cured (including by payment of money or application of insurance proceeds) before the Closing Date or (b) the ability of Parent to perform its obligations under this Agreement.

“Parent Required Regulatory Approvals” means (i) the filings by CES and Parent required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (ii) the approvals set forth on Schedule 1.01-B.

“Parties” shall mean, collectively, Parent and Sub, on the one hand, and CES and the Company, on the other, and “Party” means each of Parent and Sub, on the one hand, or each of CES and the Company, on the other.

“Permits” means all permits, certificates, certifications, licenses, approvals, consents, waivers or other authorizations of Governmental Entities issued under or with respect to applicable Laws or Orders and used or held by any Cap Rock Entity for the operation of the Business or the ownership, operation, or maintenance of its assets, other than Environmental Permits and Franchises.

“Permitted Encumbrances” means: (i) those Encumbrances set forth in Schedule 1.01-C; (ii) statutory liens for Taxes and assessments not yet due and payable or liens for Taxes being contested in good faith and by appropriate proceedings (and as listed set forth in Schedule 1.01-C) for which adequate reserves (in the good faith and judgment of the Company) have been established; (iii) mechanics’, warehousemen’s, carriers’, mechanics’ workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business, and (A) which do not in the aggregate materially detract from the value of property or assets subject to such Encumbrance or materially impair the continued use thereof in the operation of the Business as currently conducted or (B) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to the Encumbrance, or liens (other than liens imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); (iv) zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Entities and third party encroachment agreements which do not materially interfere with the continued use of any asset of any Cap Rock Entity as currently used in the conduct of the Business; (v) any Encumbrances set forth in any Franchise or governing ordinance under which any portion of the Business is conducted; and (vi) all rights of condemnation, eminent domain, or other similar rights of any Person.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or Governmental Entity.

“PUCT” means the Public Utility Commission of the State of Texas.

“Real Property Leases” means the leases set forth in Schedule 1.01-G.

“Regulatory Order” means an Order issued by the PUCT or FERC or any Texas municipality that affects, is related to or governs the rates, services, activities or operations of the Business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into or through the Environment.

“Representatives” means a Party’s accountants, employees, counsel, environmental consultants, financial advisors, and other representatives.

“Required Regulatory Approvals” means the Company Required Regulatory Approvals and the Parent Required Regulatory Approvals.

“SEMCO” means, collectively, Semco Holding Corporation and SEMCO Energy, Inc.

“SEMCO Note” means the promissory note dated December 14, 2007, and issued by Semco Holding Corporation to the Company.

"Share Exchange" means the exchange of the then-outstanding shares of common stock of Cap Rock Energy Corporation pursuant to the Agreement and Plan of Share Exchange between Cap Rock Holding Corporation and Cap Rock Energy Corporation dated as of November 4, 2005, for the right to receive $21.75 in cash.

“SPP” means the Southwest Power Pool.

 “Taxes” means all taxes, charges, fees, levies, penalties, or other assessments imposed by any foreign or United States federal, state, tribal or local Taxing Authority, including income, excise, property, sales, use, gross receipts, windfall profits, environmental (including taxes under Code Section 59A), employment, severance,  stamp, capital stock, unemployment, disability, registration, value added or add-on minimum,  compensating, transfer, franchise, license, payroll, withholding, social security, estimated or other taxes (including any escheat or unclaimed property obligations), in each case including any interest, penalties, or additions attributable thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Taxing Authority” means any Governmental Entity (other than ERCOT and SPP) administering, regulating, or having general oversight over, or that imposes, determines, or assesses, any Tax.

“Tax Return” means any return, report, information return, or other document (including any related or supporting information) required to be supplied to any Governmental Entity with respect to Taxes.

“Territory” means the service territory described in Schedule 1.01-H.

(b)  In addition, each of the following terms has the meaning specified in the Exhibit or Section set forth opposite such term:

Term	Location of Term
2006 Audited Balance Sheet	Section 6.04(a)
2006 Audited Financial Statements	Section 6.04(a)
Adjustment Dispute Notice	Section 3.02(b)
Adjustment Amount	Section 3.02(d)
Adjusted Purchase Price	Section 3.02(d)
Aggregate Consideration	Section 3.01(b)
Benefit Plan	Section 6.08(a)
Business Regulatory Entity	Section 6.19
Business Regulatory Proceeding	Section 6.19
Cash Consideration	Section 4.01(c)(1)
Certificate of Merger	Section 2.03

Closing	Section 2.02
Closing Date	Section 2.02
Collective Bargaining Agreement	Section 6.07
Company Balance Sheets	Section 6.04(a)
Company Disclosure Letter	Article VI
Company Financial Statements	Section 6.04(a)
Company Stockholders	Section 3.01(a)
Company Stock Options	Section 3.01(b)
Confidential Information	Section 8.02(b)
Contest	Section 8.11(b)
Current Assets	Exhibit 3.01(b)
Current Liabilities	Exhibit 3.01(b)
DGCL	Section 2.01
Dissent Shares	Section 4.01(d)
Dissenter Amount	Section 3.01(b)
Dissenter Fraction	Section 3.01(b)
DLLCA	Section 2.01
Easements	Section 6.20
Effective Time	Section 2.03
Environmental Reports	Section 6.06(d)
Estimated Closing Adjustment	Section 3.01(b)
Exchange Agent	Section 4.02(a)
Exchange Fund	Section 4.02(a)
Fair Market Value	Section 4.01(c)
Franchises	Section 6.09(d)
Intellectual Property	Section 6.16
Interim Company Balance Sheet	Section 6.04(a)
Interim Company Financial Statements	Section 6.04(a)
Leased Real Property	Section 6.09(a)(v)
Major Customer	Section 6.18(b)
Merger	Recitals
Merger Consideration	Section 4.01(c)
Other Adjustments	Section 3.01(b)
Outstanding Indebtedness	Section 3.01(b)
Post-Closing Adjustment Statement	Section 3.02
Pre-Closing Tax Period	Section 8.11(a)
Pro Forma Balance Sheet	Section 5.04
Purchase Fraction	Section 3.01(b)
Purchase Price	Section 3.01(b)
Real Property Leases	Section 1.01
Restricted Stock Agreement	Section 4.02(j)
Section 262	Section 3.03
Specified Employees	Section 8.15
Specified Agreement	Section 9.02(s)
Straddle Period	Section 8.11(a)
Surviving Entity	Section 2.01

Target Working Capital	Section 3.01(b)
Tax Sharing Agreement	6.14(d)
Transactions	Section 2.01
Total Enterprise Value	Section 3.01(b)
Total Equity Value	Section 3.01(b)
Termination Date	Section 11.01(b)
Voting Company Debt	Section 6.05(a)
Working Capital	Section 3.01(b)

SECTION 1.02. Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:

(a) Calculation of Time Period.  When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.  If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

(b) Dollars.  Any reference in this Agreement to “dollars” or “$” means U.S. dollars.

(c) Exhibits and Schedules.  Unless otherwise expressly indicated, any reference in this Agreement to an “Exhibit” or a “Schedule” refers to an Exhibit or Schedule to this Agreement.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein are defined as set forth in this Agreement.

(d) Gender and Number.  Any reference in this Agreement to gender includes all genders, and the meaning of defined terms applies to both the singular and the plural of those terms.

(e) Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f)  “Herein”.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement (including the Schedules and Exhibits to this Agreement) as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)  “Including”.  The word “including” or any variation thereof means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

SECTION 1.03. Joint Negotiation and Preparation of Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties hereto and no presumption or burden of proof favoring or disfavoring any Party will exist or arise by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

SECTION 2.01. The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), Sub shall be merged with and into the Company at the Effective Time, and at the Effective Time the separate existence of Sub shall cease and the Company shall continue as the surviving entity.  The entity that survives the Merger is sometimes referred to in this Agreement as the “Surviving Entity”.  The Merger and the other transactions contemplated hereby are referred to in this Agreement collectively as the “Transactions”.

SECTION 2.02. Closing.  Upon the terms and subject to the satisfaction of the conditions contained in Article IX, the closing (the “Closing”) of the Merger will take place at the offices of Parent in Albuquerque, New Mexico, beginning at 10:00 A.M. (Albuquerque, New Mexico time) on the second Business Day following the date on which the conditions set forth in Article IX (other than conditions to be satisfied by deliveries at the Closing) have been satisfied or waived, or at such other place or time as the Parties may agree.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.  At the Closing (i) the Company shall deliver to Parent and Sub the various certificates, instruments and documents referred to in Section 9.02, and (ii) Parent and Sub shall deliver to the Company the various certificates, instruments and documents referred to in Section 9.03.  At the Closing, Parent shall deliver to the Company, or to the holders of the Outstanding Indebtedness on behalf of the Company, by wire transfer of cash in immediately available funds, an amount equal to the Outstanding Indebtedness plus accrued and unpaid interest if any, to the Closing Date, but in no event more than the Total Enterprise Value minus the Purchase Price, to pay such Outstanding Indebtedness and against release of any further liability or obligation with respect to such Outstanding Indebtedness and termination of any Encumbrances securing such Outstanding Indebtedness.

SECTION 2.03. Effective Time.  Prior to the Closing, Parent shall prepare, and on the Closing Date or as soon as practicable thereafter the Surviving Entity shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and the DLLCA and shall make all other filings or recordings required under the DGCL and the DLLCA.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 2.04. Effects.  The Merger shall have the effects set forth in Section 259 of the DGCL and Section 18-209 of the DLLCA.

SECTION 2.05. Governing Documents.  The Governing Documents of the Surviving Entity shall not be changed by the Merger.

SECTION 2.06. Additional Action.  The Surviving Entity may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Sub, in order to consummate the Transactions.

ARTICLE III

PURCHASE PRICE

SECTION 3.01. Purchase Price.  (a)  The aggregate purchase price (the “Purchase Price”) to be paid by Parent to the holders of Company Common Stock (the “Company Stockholders”) in the Merger shall be calculated in accordance with Section 3.01(b), subject to adjustment in accordance with Section 3.02.

(b)  For purposes of this Agreement:

“Company Stock Options” means employee stock options granted by the Company.

“Dissenter Amount” means the product of (i) (A) $202,500,000 plus or minus (B) the Estimated Closing Adjustment, as applicable, and (ii) the Dissenter Fraction.

“Dissenter Fraction” means a fraction, the numerator of which is the number of Dissent Shares (determined as of two Business Days preceding the Closing Date) and the denominator of which shall be the number of shares of Company Common Stock outstanding on the Closing Date assuming the exercise of all Company Stock Options outstanding immediately prior to their cancellation on the Closing Date.

“Estimated Closing Adjustment” means (i) Working Capital less Target Working Capital, less (ii) Other Adjustments, less (iii) Outstanding Indebtedness, in each case as estimated in good faith by the chief financial officer of the Company and delivered to Parent at least two Business Days prior to the Closing Date and approved by Parent.

“Other Adjustments” means all expenses incurred by the Company, including expenses (including legal counsel and accountants’ fees and expenses) incurred by CES or any of its Affiliates that the Company has agreed to pay, in connection with the Transactions (including all costs, expenses and Taxes associated with compliance with this Agreement or the Asset Purchase Agreement), that are paid on or after the Closing Date or on or after the “Closing Date” under the Asset Purchase Agreement.

“Outstanding Indebtedness” means the outstanding Indebtedness of the Cap Rock Entities, calculated on a consolidated basis on the Closing Date [less any such Indebtedness actually prepaid in full by CES immediately prior to the Closing on the Closing Date.

“Purchase Fraction” means a fraction, the numerator of which is the number of shares of Company Common Stock outstanding on the Closing Date and the denominator of which is the number of shares of Company Common Stock outstanding on the Closing Date assuming the exercise of all Company Stock Options outstanding immediately prior to their cancellation.

“Purchase Price” means the product of (i) the Purchase Fraction and (ii) (A) the Total Equity Value plus (B) the amount that would be received by the Company upon the exercise of all Company Stock Options outstanding immediately prior to the cancellation of all Company Stock Options.

 “Target Working Capital” means $854,000.

“Total Enterprise Value” means $202,500,000 less the Dissenter Amount.

“Total Equity Value” means (i) if the Estimated Closing Adjustment is positive, (x) Total Enterprise Value plus (y) the Estimated Closing Adjustment, and (ii) if the Estimated Closing Adjustment is negative, (x) Total Enterprise Value less (y) the absolute value of the Estimated Closing Adjustment.

“Working Capital” means Current Assets minus Current Liabilities of the Cap Rock Entities on a consolidated basis, as determined in accordance with GAAP and Exhibit 3.01(b).

SECTION 3.02. Determination of Adjustment Amount.  (a)  Within 120 days after the Closing Date, CES will prepare and deliver to Parent a statement (the “Post-Closing Adjustment Statement”) that reflects CES’s determination of the Adjustment Amount.  In addition, CES will provide Parent with supporting calculations, in reasonable detail, for such determinations at the time it delivers the Post-Closing Adjustment Statement.  Parent will cooperate with CES in connection with CES’s preparation of the Post-Closing Adjustment Statement and related information, and will provide CES with access to its books, records, information, and employees as CES may reasonably request.

(b)  The amounts determined by CES as set forth in the Post-Closing Adjustment Statement will be final, binding, and conclusive for all purposes unless, and only to the extent, that within 30 days after CES has delivered the Post-Closing Adjustment Statement Parent notifies CES of any dispute with matters set forth in the Post-Closing Adjustment Statement.  Any such notice of dispute delivered by Parent (an “Adjustment Dispute Notice”) will identify with specificity each item in the Post-Closing Adjustment Statement with respect to which Parent disagrees, the basis of such disagreement, and Parent’s position with respect to such disputed item.

(c)  If Parent delivers an Adjustment Dispute Notice in compliance with Section 3.02(b), then Parent and CES will attempt to reconcile their differences and any resolution by them as to any disputed amounts will be final, binding, and conclusive for all purposes on the Parties.  If Parent and CES are unable to reach a resolution with respect to all disputed items within 45 days of delivery of the Adjustment Dispute Notice, Parent and CES will submit any items remaining in dispute for determination and resolution to the Independent Accounting Firm, which will be instructed to determine and report to the Parties, within 30 days after such submission, upon such remaining disputed items.  The report of the Independent Accounting Firm will be final, binding, and conclusive on the Parties for all purposes.  The fees and disbursements of the Independent Accounting Firm will be allocated between Parent and CES (acting on behalf of the Company Stockholders) so that Parent’s share of such fees and disbursements will be in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Parent (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted to the Independent Accounting Firm.

(d)  The “Adjustment Amount” means (i) Working Capital less Target Working Capital, less (ii) Other Adjustments, less (iii) Outstanding Indebtedness, less (iv) the Estimated Closing Adjustment.  The Purchase Price shall be increased or decreased, as applicable, by the product of (A) the Adjustment Amount and (B) the Purchase Fraction (as so adjusted, the “Adjusted Purchase Price”).  If the Purchase Price is less than the Adjusted Purchase Price, Parent shall, and if the Purchase Price is more than the Adjusted Purchase Price, CES, on behalf of each Company Stockholder, shall, within five Business Days after the Post-Closing Adjustment Statement becomes final and binding on the Parties, make payment to the other by wire transfer of cash in immediately available funds of the amount of such difference.  Any amount to be paid pursuant to this Section 3.02(d) shall be paid with interest thereon at a rate equal to JPMorgan’s prime rate from time to time in effect, from the Closing Date to the date of payment.

SECTION 3.03. Dissent Adjustment.  In the event that the amount of the fair value of the Dissent Shares, determined in accordance with Section 262 of the DGCL (“Section 262”) or by settlement, exceeds the Dissenter Amount, then CES, on behalf of each Company Stockholder, shall, within five Business Days of the final determination of the fair value under Section 262, make payment to Parent by wire transfer of cash in immediately available funds of the amount of such difference.

SECTION 3.04. Withholding Rights.  Parent, Sub and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law.  If Parent, Sub or the Surviving Entity so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Sub or the Surviving Entity made such deduction and withholding.

ARTICLE IV

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

SECTION 4.01. Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any equity interest of Sub:

(a) Sub.  Each issued and outstanding equity interest of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Entity.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock.  (1)  Subject to Sections 4.01(b) and 4.01(d) each issued share of Company Common Stock shall be converted into the right to receive (A) an amount in cash equal to the Purchase Price divided by the number of issued shares of Company Common Stock (the “Cash Consideration”), plus or minus (B) a pro rata share of the cash payment, if any, to be made pursuant to Section 3.02(d).

(2) The cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 4.01 is referred to collectively as “Merger Consideration”.  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 4.02, without interest.

(d)  Notwithstanding anything in this Agreement to the contrary, shares (“Dissent Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands payment of the fair value of such Dissent Shares pursuant to, and who complies in all respects with, Section 262 shall not be converted into Merger Consideration as provided in Section 4.01(c), but rather the holders of Dissent Shares shall be entitled to payment of the fair market value of such Dissent Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 4.01(c).  The Company shall give Parent prompt notice of any written demands for appraisal of any Company Common Stock, withdrawals of any such demands, and any other instruments that relate to any such demands received by the Company.

SECTION 4.02. Exchange of Certificates.  (a)  Exchange Agent.  Promptly following the Effective Time, Parent shall take all steps necessary to enable and cause the Surviving Entity to deposit with an exchange agent to be mutually agreed upon (the “Exchange Agent”), for the benefit of the Company Stockholders, all the cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 4.01 (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 4.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to the provisions of this Article IV, and the Certificate so surrendered shall forthwith be cancelled.  Until surrendered as contemplated by this Section 4.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 4.02.  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.  Notwithstanding the foregoing, all Merger Consideration to be paid or issued to CES shall be paid or issued on the Closing Date against delivery of its Certificates.

(c) No Further Ownership Rights in Company Common Stock.  The Merger Consideration issued (and paid) in accordance with the terms of this Article IV upon conversion of any shares of Company Common Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article IV.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article IV shall thereafter look only to Parent for payment of its claim for Merger Consideration.

(e) No Liability.  None of Parent, Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity) any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis.  Any interest and other income resulting from such investments shall be paid to Parent.

(g) Schedule for Payment.  At the time of the delivery of the Estimated Closing Adjustment, CES shall deliver to Parent and the Exchange Agent a schedule showing (i) the number of shares of Company Common Stock to be outstanding immediately prior to the Effective Time (including shares under Restricted Stock Agreements that will be vested upon the consummation of the Merger) and the holders thereof, (ii) the number of shares of Company Common Stock subject to Company Common Stock Options that will be terminated at the Effective Time in exchange for payments pursuant to Section 8.08 and the holders thereof, (iii) the allocation of the Purchase Price (before adjustment pursuant to Section 3.01(b)) among such holders and (iv) the amounts due to all such holders pursuant to Section 8.08(a).  Such schedule shall be binding upon all holders of Company Common Stock and all holders of Company Stock Options.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CAP ROCK HOLDING LLC

CES represents and warrants to Parent, as of the date of this Agreement and as of the Effective Time, as set forth in this Article V:

SECTION 5.01. Organization; Qualification.  CES is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite limited liability company power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted.  CES is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which it conducts its business, except where the failure to be so qualified has not had and would not reasonably be expected to have a material adverse effect.

SECTION 5.02. Authority Relative to this Agreement.  CES has all limited liability company power and authority necessary to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the managing members of CES, and no other limited liability company proceedings on the part of CES are necessary to authorize this Agreement or to consummate the Transactions.  This Agreement has been duly and validly executed and delivered by CES and constitutes the valid and binding agreement of CES, enforceable against CES in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

SECTION 5.03. Consents and Approvals; No Violation.  The execution and delivery of this Agreement by CES, and the consummation by CES of the Transactions, do not:

(a) conflict with or result in any breach of the Governing Documents of CES;

(b) result in a default (including with notice, lapse of time, or both), or give rise to any right of termination, cancellation, or acceleration, under any of the terms, conditions, or provisions of any Contract to which CES is a party or by which CES is bound; or

(c) violate any Law or Order applicable to CES.

SECTION 5.04. Pro Forma Balance Sheet.  The Company Disclosure Letter sets forth an unaudited consolidated balance sheet of CES and its subsidiaries, after giving effect to the consummation of the Transactions at the Closing and to the consummation of the transactions under the Asset Purchase Agreement at the “Closing” under the Asset Purchase Agreement, as if such transactions had occurred on December 31, 2007 (the “Pro Forma Balance Sheet”).  The Pro Forma Balance Sheet is a good faith estimate of the consolidated pro forma financial condition of CES and its subsidiaries as of such date.

SECTION 5.05. Fees and Commissions.  No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which the Company or any Cap Rock Entity could become liable or obligated in connection with the Transactions by reason of any action taken by CES.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in, or qualified by any matter set forth in, the disclosure schedule delivered by the Company to Parent contemporaneously herewith, including the documents attached to or incorporated by reference in such disclosure schedule (collectively, the “Company Disclosure Letter”) (provided, that any matter disclosed in a section of the Company Disclosure Letter shall be deemed disclosed for all purposes and all Sections only to the extent that the relevance of any such disclosure to any other Section is reasonably apparent from the text of such disclosure), the Company represents and warrants to Parent, as of the date of this Agreement and as of the Effective Time, as set forth in this Article VI.

SECTION 6.01. Organization; Qualification.  Each Cap Rock Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each Cap Rock Entity is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified has not had and would not reasonably be expected to have a Cap Rock Material Adverse Effect.  The Company has heretofore made available to Parent true, complete, and correct copies of the Governing Documents of each Cap Rock Entity, as currently in effect.

SECTION 6.02. Authority Relative to this Agreement.  (a)  The Company has all corporate power and authority necessary to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the board of directors of the Company and, except for approval of this Agreement by the Company Stockholders, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions.  This Agreement has been duly and validly executed and delivered by the Company, and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

(b)  The board of directors of the Company has adopted such resolutions, or such other actions have been taken, as are required to provide that, effective as of the Effective Time, without any further action or consent on the part of any holder of Company Stock Options, each Company Stock Option shall be cancelled and each holder thereof shall be entitled to receive in consideration for such cancellation an amount in cash as provided in Section 8.08.

SECTION 6.03. Consents and Approvals; No Violation.  The execution and delivery of this Agreement by the Company, and the consummation by the Company of the Transactions, do not:

(a) conflict with or result in any breach of the Company’s Governing Documents;

(b) result in a default (including with notice, lapse of time, or both), or give rise to any right of termination, cancellation, acceleration, or loss of a material benefit under, or result in the creation of any Encumbrance upon any asset of any Cap Rock Entity, under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which any Cap Rock Entity is a party or by which any Cap Rock Entity or any of its assets may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been obtained and are listed on Section 6.03(b) of the Company Disclosure Letter, or will prior to the Effective Time be, obtained or which if not obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Cap Rock Material Adverse Effect;

(c) subject to obtaining the Company Required Regulatory Approvals, conflict with or result in a violation of any Law or Order applicable to any Cap Rock Entity or any of its assets which, individually or in the aggregate, has had or would reasonably be expected to have a Cap Rock Material Adverse Effect; or

(d) require any declaration, filing, or registration with, or notice to, or authorization, consent, or approval of any Governmental Entity, other than (i) the Company Required Regulatory Approvals, (ii) such declarations, filings, registrations, notices, authorizations, consents, or approvals which, if not obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Cap Rock Material Adverse Effect or (iii) any requirement which becomes applicable to any Cap Rock Entity as a result of the specific regulatory status of Parent (or any of its Affiliates) or as a result of any other facts that specifically relate to any business or activities in which Parent (or any of its Affiliates) is or proposes to be engaged.

SECTION 6.04. Financial Information.  (a)  The Company Disclosure Letter sets forth a true, complete and accurate copy of each of (i) the audited consolidated balance sheet of the Company and its subsidiaries as of December 31, 2006 (the “2006 Audited Balance Sheet”) and the audited consolidated statements of income and cash flows of the Company and its subsidiaries for the period from May 11, 2006 to December 31, 2006 (together with the 2006 Audited Balance Sheet, the “2006 Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 2007 (the “Interim Company Balance Sheet” and, such Interim Company Balance Sheet together with the 2006 Audited Balance Sheet, the “Company Balance Sheets”) and the unaudited consolidated statement of income of the Company and its subsidiaries for the nine-month period ended September 30, 2007 (together with the Interim Company Balance Sheet, the “Interim Company Financial Statements” and, such Interim Company Financial Statements together with the 2006 Audited Financial Statements, the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with GAAP, except in the case of the Interim Company Financial Statements for normal year-end adjustments and the omission of full footnotes.  Each of the Company Balance Sheets presents fairly in all material respects the financial condition of the Company and its subsidiaries as of such date and each income statement included in the Company Financial Statements presents fairly in all material respects the results of operations of the Company and its subsidiaries for the periods covered thereby.

(b)  Except for matters reserved against in the Company Financial Statements, each of the Company and any Cap Rock Entity had not at September 30, 2007, and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities or obligations which were incurred in the ordinary course of business consistent with past practice.

(c) The Cap Rock Entities maintain a system of internal accounting controls that is, to the Company’s Knowledge, sufficient to provide reasonable assurances that (i) normal course business transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 6.05. Capital Stock, Corporate Information.  (a)  Section 6.05(a) of the Company Disclosure Letter sets forth for each Cap Rock Entity the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock.  Except as set forth in Section 6.05(a) of the Company Disclosure Letter, there are no shares of capital stock or other equity securities (or, in the case of NewCorp, member interests) of any Cap Rock Entity that have been issued, reserved for issuance or outstanding.  The outstanding shares of capital stock of each Cap Rock Entity (and member interests in NewCorp) are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or the BCAT, as applicable, the Governing Documents of any Cap Rock Entity or any Contract to which a Cap Rock Entity is a party or otherwise bound.  The outstanding shares of capital stock (and member interests in the case of NewCorp) of each Cap Rock Entity are owned free and clear of all pledges, liens, charges, mortgages, assignments, rights of setoff, encumbrances and security interests or options, voting agreements, proxies, rights of first refusal or other restrictions or matters affecting the disposition or voting thereof, of any kind whatsoever.  None of the Cap Rock Entities has any outstanding bonds, debentures, notes or other Indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the capital stock (or member interests) of each such Cap Rock Entity may vote (“Voting Company Debt”).  Except as set forth in Section 6.05(a) of the Company Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any Cap Rock Entity is a party or by which any of them are bound (i) obligating any Cap Rock Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or other equity interests in, or member interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest or member interest in the Company or any other Cap Rock Entity or Voting Company Debt, (ii) obligating any Cap Rock Entity to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock or member interests of any Cap Rock Entity.  There are not any outstanding contractual obligations of any Cap Rock Entity to repurchase, redeem or otherwise acquire any shares of its capital stock (or member interests) or the capital stock (or member interests) of any other Cap Rock Entity.

(b) Except for its interests in Cap Rock Entities, none of the Cap Rock Entities owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(c) Section 6.05(c) of the Company Disclosure Letter sets forth a list of the officers and directors of each Cap Rock Entity as of the date of this Agreement.

(d) The Company has made available to Parent the corporate minute books and stock records for each Cap Rock Entity, including original documentation or true, complete and correct copies of the minutes of all proceedings of the respective boards of directors (including any committees thereof), stockholders and members of each Cap Rock Entity, and any and all written consents of the respective boards of directors (including any committees thereof) and stockholders or members in lieu of meetings for each Cap Rock Entity, in the case of the Company and Cap Rock Intermediate since their respective dates of incorporation, for Cap Rock Energy its stock records since May 11, 2006 and corporate minutes since May 14, 2003, and in the case of NewCorp its member records and corporate minutes since April 22, 2003.

SECTION 6.06. Environmental.  The only representations and warranties given in respect to Environmental Laws, Environmental Permits, Environmental Claims or other environmental matters are those contained in Sections 6.03, 6.04, 6.13 and this Section 6.06, and none of the other representations and warranties contained in this Agreement will be deemed to constitute, directly or indirectly, a representation and warranty with respect to Environmental Laws, Environmental Permits, Environmental Claims, or other environmental matters.  All such matters are governed exclusively by Sections 6.03, 6.04, 6.13, this Section 6.06, and by Article X.

(a)  Except as set forth in Section 6.06-(a)-1 of the Company Disclosure Letter, (i) the Company or other Cap Rock Entities possess all Environmental Permits necessary to operate the Business as currently being operated, (ii) to the Company’s Knowledge the Company and other Cap Rock Entities are in compliance, in all material respects, with the requirements of all Environmental Permits and Environmental Laws, and (iii) to the Company’s Knowledge, no Cap Rock Entity has received any written notice or information that any applicable Governmental Entity intends to modify, suspend, revoke, or withdraw (in a manner that would reasonably be expected to have a material adverse impact on such Cap Rock Entity), any Environmental Permit.  Section 6.06(a)-2 of the Company Disclosure Letter sets forth a list of all material Environmental Permits held by the Cap Rock Entities for the operation of the Business as presently conducted.

(b) Except as set forth in Section 6.06(b) of the Company Disclosure Letter, no Cap Rock Entity has received within the last three years any written notice, report, or other information regarding any actual or alleged violation of Environmental Laws or Environmental Permits, or any liabilities or potential liabilities, including any investigatory, remedial, or corrective obligations, relating to the Business arising under Environmental Laws.

(c) Except as set forth in Section 6.06(c) of the Company Disclosure Letter, (i) to the Company’s Knowledge, there is and has been no Release or threatened Release (as that term is used or interpreted under or pursuant to CERCLA) from, in, on, or beneath the Owned Real Property, the Leased Real Property or any other real property used or occupied by any Cap Rock Entity or otherwise relating to the Business, including, to the Company’s Knowledge, any off site location, that could form a basis for an Environmental Claim against any Cap Rock Entity or Parent, and (ii) there are no Environmental Claims related to any Cap Rock Entity or the Business, which are pending or, to the Company’s Knowledge, threatened against any Cap Rock Entity.

(d)  The Company has made available to Parent all material correspondence from any Governmental Entity, studies, audits, reviews, investigations, analyses, and reports on material environmental matters relating to the Cap Rock Entities or the Business that are in the possession or reasonable control of the Company (the “Environmental Reports”).

SECTION 6.07. Labor Matters.  (a)  Section 6.07(a) of the Company Disclosure Letter lists each collective bargaining agreement covering any of the Company Employees to which any Cap Rock Entity is a party or is subject (each, a “Collective Bargaining Agreement”).  Except as has not had and would not reasonably be expected to have a Cap Rock Material Adverse Effect, (i) the Company is in compliance with all Laws applicable to the Company Employees respecting employment and employment practices, terms and conditions of employment, and wages and hours; (ii) the Company has not received written notice of any unfair labor practice complaint against the Company pending before the National Labor Relations Board with respect to any of the Company Employees; (iii) the Company has not received notice that any representation petition respecting the Company Employees has been filed with the National Labor Relations Board; (iv) no grievance or arbitration proceeding arising out of or under the Collective Bargaining Agreements is pending against the Company; and (v) there is no labor strike, slowdown, work stoppage, or lockout actually pending or, to the Company’s Knowledge, threatened against the Company.  The Company has made available to Parent a true, correct, and complete copy of each Collective Bargaining Agreement.

(b)            Except as set forth in Section 6.07(b) of the Company Disclosure Letter, none of the Company and Cap Rock Intermediate now has, or has ever had any employees (whether on a full-time, part-time, or temporary basis).  As of the date of this Agreement, there are no material complaints, charges or claims against any Cap Rock Entity pending or, to the Company’s knowledge, threatened which could be brought or filed with any Governmental Authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by any Cap Rock Entity of any individual.

SECTION 6.08. ERISA; Benefit Plans.  (a)  Section 6.08(a) of the Company Disclosure Letter lists each employee benefit plan (as such term is defined in Section 3(3) of ERISA) and each other plan, program, arrangement, or legally binding agreement or commitment providing compensation (including bonus, deferred compensation or incentive compensation) or benefits to current or former employees or independent contractors that is maintained by, contributed to, or required to be contributed to by the Company (or any ERISA Affiliate of the Company) or with respect to which the Company (or any ERISA Affiliate of the Company) has any actual or contingent liability (each, a “Benefit Plan”).  With respect to each Benefit Plan (where applicable):  the Company has delivered or made available to Parent complete and accurate copies of (i) all plan documents, trust agreements, summary plan descriptions, summaries of material modifications, any material written interpretations or descriptions given to plan participants or others, any other descriptive material delivered to plan participants, and all annuity contracts or other funding arrangements or instruments, (ii) complete written descriptions of any Benefit Plan that is not in writing, (iii) all determination letters received from the Internal Revenue Service, (iv) annual reports (Forms 5500), including all schedules and audited financial statements, for the most recent three plan years, (v) actuarial reports, if any, for the most recent three plan years, (iv) all notices that were given by the Internal Revenue Service, the Pension Benefit Guaranty Corporation, or the Department of Labor with respect to any Benefit Plan within the last three years; and (vi) such other documents or information as Parent reasonably requests.

(b) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Benefit Plan is so qualified, and each trust that is intended to be exempt under Section 501(a) of the Code has received a determination letter that such trust is so exempt.  Nothing has occurred since the date of such most recent determination letter that would materially adversely affect the qualified or exempt status of such Benefit Plan or trust, nor will the consummation of the transactions provided for by this Agreement have any such effect.  Each Benefit Plan has been administered and operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA and all other applicable laws.

(c) No Benefit Plan utilizes a funding vehicle described in Section 501(c)(9) of the Code.

(d) Neither the Company nor any ERISA Affiliate of the Company has contributed in the past five years to a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and, to the Company’s Knowledge, there is no circumstance, event or condition which could cause the Company or the Parent to incur any liability in respect of any multiemployer plan.

(e) Neither the Company nor any ERISA Affiliate of the Company has, or in the past six years has had, any obligation or liability with respect to any defined benefit plan subject to Title IV of ERISA. All contributions, premium payments and other payments due from the Company to or under the Benefit Plans have been paid in a timely manner and all contributions have been and are deductible for income tax purposes, and no such contributions or deductions have been challenged or disallowed by any governmental entity or other tribunal.

(f) Except as set forth in Section 6.08(f) of the Company Disclosure Schedule, the Company has not engaged in, and, to the Company’s Knowledge, no fiduciary of any Benefit Plan has engaged in, any transaction in violation of Section 406 of ERISA or any “prohibited transaction” (within the meaning of Section 4975 of the Code) for which no exemption exists under ERISA or the Code.  No liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the Company’s Knowledge, threatened (other than routine claims for benefits) with respect to any Benefit Plan.

(g) The Company does not maintain or contribute to any employee benefit plan which provides, and has no liability or obligation to provide, life insurance, medical or other employee welfare benefits to any employee (or such employee’s beneficiary) upon such employee’s retirement or termination of employment, except as may be required by federal, state or local laws, rules or regulations.

(h) Each Benefit Plan which is a “group health plan” as defined in Section 5000(b)(1) of the Code has been operated in material compliance with the requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (COBRA), and each Benefit Plan, to the extent applicable, is in material compliance with the privacy, security and other provisions of the Health Insurance Portability and Accountability Act of 1996.

(i) Each Benefit Plan which is a nonqualified deferred compensation plan, within the meaning of Section 409A of the Code, maintained by the Company or any ERISA Affiliate on or after January 1, 2005, has been operated in good faith compliance with the requirements of Section 409A of the Code (or an available exemption therefrom).

(j) The Transactions will not result in any increase in liability of Parent with respect to any Benefit Plan (including under any employment, retention, severance, change in control or similar agreement or plan).

(k) Prior to the Closing Date, no Cap Rock Entity will terminate the employment of any officer employed by a Cap Rock Entity other than for cause or due to death, disability or failure to perform.

(l) Section 6.08(l) of the Company Disclosure Letter sets forth a list by individual of any outstanding obligations of any Cap Rock Entity under any deferred compensation plans.

(m) Neither the Company nor any ERISA Affiliate has announced any plan or legally binding commitment to create any additional Benefit Plans or to amend or modify any existing Benefit Plan except as otherwise required by law.

(n) The Company has substantially performed all material obligations required to be performed by it under ERISA, the Code and any other applicable state, federal or foreign law and under the terms of each Benefit Plan. To the Company’s Knowledge there is no, and the Company has received no written notice with respect to the existence of any, material default or violation by any Party of any of such laws, terms, or requirements applicable to any of the Benefit Plans. In addition, to the Company’s Knowledge there is no, and the Company has received no written notice with respect to the existence of any, pending investigation or pending enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the IRS or any other governmental agency with respect to any of the Benefit Plans. The Company has delivered to Parent copies of all correspondence with the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation, or any other federal or state government agency regarding any Benefit Plan.

(o)  (i) Neither the Company nor any ERISA Affiliate has engaged in any transaction that may result in the imposition of any material excise tax under Sections 4971 through 4980E of the Code or (ii) otherwise incurred any material liability for any excise tax, other than excise taxes that have been paid or have otherwise been disclosed to Parent.

(p) Other than routine claims for benefits, the Company has not received any written notice of any pending material claims or lawsuits which have been asserted or instituted against any of the Benefit Plans, the assets of the trust or funds under the Benefit Plans, the sponsor or administrator of any of the Benefit Plans, or against any fiduciary of any of the Benefit Plans with respect to the operation of such Plan. Company has delivered to Parent copies of all material correspondence regarding any pending or threatened material claim against any Benefit Plan or the Company or any ERISA Affiliate regarding any material matter related to any Benefit Plan, other than routine claims for benefits.

SECTION 6.09. Certain Contracts and Arrangements.  (a)  Except for (1) Easements, Real Property Leases and Franchises, and (2) Business Agreements listed on Schedule 1.01-A, as of the date of this Agreement there is not any Business Agreement that is:

(i) a written employment agreement or employment contract that has an aggregate future liability in excess of $85,000 and is not terminable by the Company or another Cap Rock Entity by notice of not more than 60 days for a cost of less than $85,000;

(ii) a collective bargaining agreement or other Contract with any labor organization, union or association;

(iii) a covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) that materially limits the conduct of the Business as presently conducted;

(iv) a Contract with (A) any shareholder or Affiliate of the Company or another Cap Rock Entity or (B) any current or former officer, director, partner, or member of the Company or another Cap Rock Entity or any of its Affiliates (other than employment agreements covered by clause (i) above);

(v)  a lease or sublease or similar Contract material to the Business under which the Company or another Cap Rock Entity is a lessor or sublessor of, or makes available for use to any Person, (A) any Owned Real Property or any Leased Real Property or (B) any portion of any premises otherwise occupied by a Cap Rock Entity;

(vi) a lease, sublease or similar Contract under which (A) the Company or another Cap Rock Entity is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) any Cap Rock Entity is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company or another Cap Rock Entity, in any such case has an aggregate future liability or receivable, as the case may be, in excess of $170,000 and is not terminable by the Company or another Cap Rock Entity by notice of not more than 60 days for a cost of less than $170,000;

(vii)  (A) a continuing Contract for the future purchase of materials, supplies or equipment (other than purchase orders for electricity in the ordinary course of business consistent with past practice), (B) a management, service, consulting or other similar Contract or (C) an advertising agreement or arrangement, in any such case that has an aggregate future liability to any Person in excess of $170,000  and is not terminable by the Company or another Cap Rock Entity by notice of not more than 60 days for a cost of less than $170,000;

(viii)  (A) a Contract under which the Company or another Cap Rock Entity has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person or (B) any other note, bond, debenture or other evidence of Indebtedness issued to any Person;

(ix) a license, sublicense, option or other Contract relating in whole or in part to the Company’s or another Cap Rock Entity’s Intellectual Property Rights (including any license or other Contract under which the Company or another Cap Rock Entity is licensee or licensor of any Intellectual Property Rights) that has an aggregate future liability to any Person in excess of $50,000 and is not terminable by the Company or another Cap Rock Entity by notice of not more than 60 days for a cost of less than $50,000;

(x) a Contract (including any so-called take-or-pay or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed Indebtedness, liabilities or obligations of the Company or another Cap Rock Entity or (B) the Company or another Cap Rock Entity has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(xi) a Contract under which the Company or another Cap Rock Entity has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or another Cap Rock Entity and other than extensions of trade credit in the ordinary course of the Business), in any such case that, individually, is in excess of $50,000;

(xii) a Contract granting an Encumbrance (other than Permitted Encumbrances) upon any Owned Real Property or Leased Real Property or other material asset;

(xiii) a Contract made outside the ordinary course of the Business providing for indemnification of any Person (other than a Cap Rock Entity) with respect to liabilities relating to any current or former business of the Company or another Cap Rock Entity or any predecessor Person;

(xiv) a power of attorney;

(xv) a confidentiality agreement other than the Confidentiality Agreement;

(xvi) a Contract (including any purchase order), involving payment by the Company or another Cap Rock Entity of more than $5,000,000 (unless terminable without payment or penalty upon no more than 60 days’ notice);

(xvii) a Contract (including any sales order) involving the obligation of the Company or another Cap Rock Entity to deliver products or services for payment of more than $1,600,000 (unless terminable without payment or penalty upon no more than 60 days’ notice);

(xviii) a Contract for the sale of any material asset (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any such material asset;

(xix) a currency exchange or interest rate exchange Contract;

(xx) a Contract for any joint venture, partnership or similar arrangement;

(xxi) any other Contract that has an aggregate future liability to any Person (other than the Company or another Cap Rock Entity) in excess of $170,000 and is not terminable by the Company or another Cap Rock Entity by notice of not more than 60 days for a cost of less than $170,000 (other than purchase orders and sales orders);

(xxii) a Contract under which a Cap Rock Entity agrees or is obligated to purchase electric energy;

(xxiii) a Financial Hedge; or

(xxiv) a Contract other than as set forth above to which the Company or another Cap Rock Entity is a party or by which it or any of its assets or businesses is bound or subject that is material to the Business.

(b) Each of the Material Business Agreements constitutes a valid and binding obligation of the Company or applicable Cap Rock Entity and, to the Company’s Knowledge, constitutes a valid and binding obligation of the other parties thereto and is in full force and effect, except where the impact of such lack of validity or binding nature, individually or in the aggregate, has not had and would not reasonably be expected to have a Cap Rock Material Adverse Effect.  None of the Company or other Cap Rock Entities is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under, or has received written notice that it is in breach or default under, any Material Business Agreement, except for such breaches or defaults as to which requisite waivers or consents have been obtained or which individually or in the aggregate, have not had and would not reasonably be expected to have a Cap Rock Material Adverse Effect.

(c) To the Company’s Knowledge, no other party to any Material Business Agreement is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any Material Business Agreement except such breaches or events of default which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(d) Section 6.09(d)of the Company Disclosure Letter sets forth a list of each municipal, county or tribal franchise agreement relating to the Business to which the Company or another Cap Rock Entity is a party (the “Franchises”), and to the Company’s Knowledge such Franchises constitute all the franchise agreements required for the operation of the Business as presently conducted.  The Company or another Cap Rock Entity is not in default in any material respect under such Franchises, and, to the Company’s Knowledge, each such Franchise is in full force and effect.

(e) Section 6.09(e) of the Company Disclosure Letter lists each agreement, contract or other arrangement, other than the Benefit Plans, between the Company or any other Cap Rock Entity, on the one hand, and any advisor, advisory director, consultant or independent contractor of any Cap Rock Entity, on the other hand, the amount of which exceeds $85,000.  Other than any such agreement, contract or other arrangement to be terminated pursuant to Section 8.15, Section 9.02(h) or Section 9.02(i), each such agreement, contract or other arrangement was negotiated on an arms-length basis and is no less favorable to the Company or such other Cap Rock Entity than the Company or such other Cap Rock Entity could have obtained from an unaffiliated third party.

(f) Section 6.09(f) of the Company Disclosure Letter lists all bank accounts and investment accounts of each Cap Rock Entity.

(g) Section 6.09(g) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all material arrangements under which any Cap Rock Entity is required to provide security or guarantees for the performance of obligations of the Business.

SECTION 6.10. Legal Proceedings and Orders.  There are no Claims relating to any Cap Rock Entity or the Business which are pending or, to the Company’s Knowledge, threatened against any Cap Rock Entity which, individually or in the aggregate, have had or would reasonably be expected to have a Cap Rock Material Adverse Effect.  Except for any Regulatory Orders, neither any Cap Rock Entity nor the Business is subject to any outstanding Orders that would reasonably be expected to apply to the Business following the Closing that would reasonably be expected to have a Cap Rock Material Adverse Effect.

SECTION 6.11. Permits.  Section 6.11 of the Company Disclosure Letter sets forth a list of all material Permits held by any Cap Rock Entity as of the date of this Agreement in connection with such Cap Rock Entity’s operation of the Business as presently conducted.  Except as disclosed in Section 6.11 of the Company Disclosure Letter, there are no Permits required by any Cap Rock Entity for the operation of the Business, other than those Permits the failure to have, individually or in the aggregate, has not had and would not reasonably be expected to have a Cap Rock Material Adverse Effect.  None of the Cap Rock Entities has received any written notification since December 31, 2006 from any Governmental Entity exercising regulatory jurisdiction over such Cap Rock Entity or the Business that it is in violation of any such Permit, except notifications of violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Cap Rock Material Adverse Effect.  Each Cap Rock Entity is in compliance with all such Permits, except where such non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Cap Rock Material Adverse Effect.  There are no ongoing proceedings before any Business Regulatory Entity or inquiries, investigations, proceedings or appeals pending for the amendment, termination or revocation of any Permit or for the determination of compliance therewith or with any Law or Order applicable to the Business, which, individually or in the aggregate, have had and would reasonably be expected to have a Cap Rock Material Adverse Effect.

SECTION 6.12. Compliance with Laws.  Each Cap Rock Entity is in compliance with all applicable Laws and Orders, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Cap Rock Material Adverse Effect.

SECTION 6.13. Insurance.  Since December 31, 2006, (a) the Cap Rock Entities have been continuously insured with financially sound insurers or through their self-insurance program in such amounts and against such risks and losses as are customary in the electric utility industry, and (b) none of  the Cap Rock Entities has received any written notice of cancellation or termination with respect to any material insurance policy of such Cap Rock Entity providing such coverage.  All insurance policies of the Cap Rock Entities with third-party insurance carriers are in full force and effect.

SECTION 6.14. Taxes.

(a) Except as set forth in Section 6.14(a) of the Company Disclosure Letter, all income and other material Tax Returns required to be filed by or on behalf of the Cap Rock Entities have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired.  Each such Tax Return was true, complete and correct in all respects and were prepared in substantial compliance with all applicable laws and regulations.  All Taxes due and owing by the Cap Rock Entities (whether or not shown on any Tax Return) have been fully and timely paid.  None of the Cap Rock Entities currently is the beneficiary of any extension of time within which to file any Tax Return.  Since January 1, 2003, no claim has been made by any Taxing Authority in a jurisdiction where a Cap Rock Entity does not file a Tax Return that such Cap Rock Entity is or may be subject to taxation by that jurisdiction.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Cap Rock Entities.

(b) Each Cap Rock Entity has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) None of the Cap Rock Entities has engaged in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(d) None of the Cap Rock Entities is party to or bound by any written tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) (“Tax Sharing Agreement”), other than Tax Sharing Agreements that relate to the Taxes of the members of the consolidated tax group of which Company is the parent, and the parties to which consist solely of the Cap Rock Entities.

(e) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted with respect to any of the Cap Rock Entities.  None of the Cap Rock Entities has received from any foreign, federal, state, or local Taxing Authority (including jurisdictions where Company or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, which audit or review is not yet completed, (ii) request for information related to Tax matters, which request has not been satisfied, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any of the Cap Rock Entities where any issues therein are still pending.  CES has delivered or made available to Parent correct and complete copies of all income Tax Returns filed since January 1, 2003, and all examination reports, and statements of deficiencies assessed against, affecting or agreed to by any of the Cap Rock Entities that have been received with respect to such Tax Returns.

(f) No statute of limitations in respect of Taxes payable by any of the Cap Rock Entities has been waived and no one has agreed to any extension of time with respect to a Tax assessment or deficiency relating to Taxes payable by any of the Cap Rock Entities.

(g) None of the Cap Rock Entities is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law).  Since January 1, 2003, none of the Cap Rock Entities (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any Liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h) There are currently no limitations on the net operating losses, net capital losses, or credits of any of the Cap Rock Entities, including under Sections 382, 383, 384 or 269 of the Code.

(i) The unpaid Taxes of the Cap Rock Entities did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the most recent balance sheet delivered to Parent.

(j) Since January 1, 2006, none of the Cap Rock Entities has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(k) None of the Cap Rock Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) Intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law) that occurred on or prior to the Closing Date;

(iv) Installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) Prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

SECTION 6.15. Fees and Commissions.  No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Parent could become liable or obligated in connection with the Transactions by reason of any action taken by any Cap Rock Entity.

SECTION 6.16. Intellectual Property.  (a)  The Company or another Cap Rock Entity owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service marks rights, copyrights and other proprietary intellectual property rights and computer programs (“Intellectual Property Rights”) that are material to the conduct of the Business.  Section 6.16 of the Company Disclosure Letter sets forth a description of all Intellectual Property Rights, if any, which are material to the conduct of the Business, including all software, software licenses, information systems, interfaces and management systems used in the Business.  No claims are pending or, to the Company’s Knowledge, threatened that any Cap Rock Entity is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right, except for claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cap Rock Material Adverse Effect.  To the Company’s Knowledge, no Person is infringing the rights of any Cap Rock Entity with respect to any Intellectual Property Right, except for infringements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cap Rock Material Adverse Effect.

(b)  The Company or other Cap Rock Entity has terminated effective as of no later than December 31, 2007 all managed services agreements, consulting services agreements and any related Contracts with Delinea Corporation or its successors or assigns in accordance with the terms of such agreements or Contracts, and no Cap Rock Entity has any further obligations or liabilities to Delinea Corporation or its successors or assigns.

SECTION 6.17. Inspections.  The Company acknowledges and agrees that the representations and warranties set forth in Article VII constitute the sole and exclusive representations and warranties of Parent or Sub to the Company in connection with the Transactions, and there are no other representations, warranties, covenants, understandings or agreements, oral or written, in relation thereto among the Parties other than those incorporated herein.

SECTION 6.18. Absence of Certain Changes or Events; Major Customers.  (a)  From September 30, 2007, to the date of this Agreement, there has not been any event, change or occurrence that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse change in the business, assets, properties, results of operations, or financial condition of the Business, taken as a whole.  Since January 1, 2007, the Company has caused the Business to be conducted in the ordinary course and in all material respects in the same manner as previously conducted and has made all reasonable efforts consistent with past practices to preserve the relationships of the Business with customers, suppliers and others with whom the Business deals.

(b)  Between the date of the Interim Company Balance Sheet and the date of this Agreement, no Major Customer has (i) cancelled, suspended or otherwise terminated its relationship with the Company in respect of the Business or (ii) to the Company’s Knowledge, advised the Company of its intention to (A) cancel, suspend or otherwise terminate its relationship with the Company in respect of the Business, (B) materially and adversely change the terms (including pricing) upon which it pays for electricity and other goods and services from the Business or (C) materially reduce the volume of its purchases of electricity and other goods and services from the Business.  For purposes of this Section 6.18(b), the “Major Customers” are the 25 largest customers of the Business, by gross margin, as computed in the Company Financial Statements, for the 12-month period ended on the date of the Interim Company Balance Sheet.

SECTION 6.19. Regulatory Compliance.  (a) Since December 31, 2006, the Company and each other Cap Rock Entity have filed or caused to be filed with each of the PUCT, ERCOT, SPP and FERC (whether or not in connection with the regulation of such Cap Rock Entity as a utility) and any other Governmental Entity exercising jurisdiction over any Cap Rock Entity as a utility (each of PUCT, ERCOT, SPP, FERC and such other Governmental Entity, a “Business Regulatory Entity”) all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required by applicable Law or Order to be filed by the Company or such other Cap Rock Entity in connection with the conduct or operation of the Business. Section 6.19 of the Company Disclosure Letter sets forth the regulatory filings (other than those periodic filings required to be filed in the ordinary course of business) and Business Regulatory Proceedings that are pending or that the Company or other Cap Rock Entity has been ordered by a Business Regulatory Entity as of the date of this Agreement to make or initiate in the future, including those relating to operating tariffs or rates charges, or to be charged, including under special contracts, the subject matter of each filing or Business Regulatory Proceeding, and the date by which the Company or other Cap Rock Entity intends to make or initiate, or has been ordered to make or initiate, such filings or Business Regulatory Proceedings, in each case, in connection with the conduct or operation of the Business.  Since December 31, 2006, all charges that have been made by any Cap Rock Entity for service or electric power and all related fees have, in all material respects, been charged in accordance with the terms and conditions of valid and effective tariffs, approved and enforceable special contracts or contracts filed with the PUCT.  No rates which have been or are being collected in connection with the Business are subject to refund, pending final resolution of any proceeding, inquiry, appeal or investigation before any Governmental Entity.

(b) Section 6.19(b) of the Company Disclosure Letter lists as of the date of this Agreement all of the tariffs filed with respect to, or applicable to, the business of any Cap Rock Entity and all agreements to provide service on non-tariff terms, and complete and correct copies of all such tariffs and agreements have been provided to Parent. All charges that have been made for service and all related fees have been charged in accordance with the terms and conditions of valid and effective tariffs or valid and enforceable agreements for non-tariff charges.

SECTION 6.20. Title to Properties.  (a)  Each Cap Rock Entity (i) owns, and has insurable, good and marketable fee simple title to, its Owned Real Property, (ii) owns, and has good and marketable rights and title to the easements, license agreements (including railroad crossing rights), rights-of-way, and leases for rights-of-way (collectively, “Easements”), which relate to the Business, (iii) to the Company’s Knowledge, has a valid and enforceable leasehold interest in the Leased Real Property and (iv) has good title to the other assets in the Business, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)  Except as has not had or would not reasonably be expected to have a Cap Rock Material Adverse Effect, (i) each Cap Rock Entity has complied with the terms of all Real Property Leases and Easements to which it is a party or under which it has a right of use or occupancy, (ii) all Real Property Leases and Easements are in full force and effect, and (iii) each Cap Rock Entity enjoys peaceful and undisturbed possession under all such Real Property Leases and Easements.

(c) Except as has not interfered and would not reasonably be expected to interfere with the conduct of the Business in any material respect, the Company and each other Cap Rock Entity has the necessary rights to construct, maintain and use its lines, poles, wires and other equipment and facilities on, under, and over property, whether or not pursuant to an Easement, used in the conduct of the Business, and there are no defects in the entitlement of the Company or any other Cap Rock Entity to construct, maintain or use such property that have prohibited or interfered with or that are reasonably likely to prohibit or interfere with the use thereof in any material respect in accordance with past practice or the requirements of applicable Law.

SECTION 6.21. Sufficiency of Assets.  The Cap Rock Entities have all properties, rights and assets necessary for the conduct of the Business and operations as presently conducted and sufficient for the conduct of the Business immediately and without interruption following the Closing in substantially the same manner as presently conducted.  No asset necessary for the conduct of the Business is owned by any Affiliate (other than another Cap Rock Entity).

SECTION 6.22. Other Activities.  Neither the Company nor Cap Rock Intermediate has engaged since its formation, or engages in, any business or activity other than, in the case of the Company, its acquisition of ownership of and investment in all the issued and outstanding shares of capital stock of Cap Rock Energy and of Cap Rock Intermediate, and in the case of Cap Rock Intermediate, its ownership of and investment in all the issued and outstanding shares of capital stock of Cap Rock Energy.  The Company and other Cap Rock Entities have no liability or obligation (contingent or otherwise) relating to, arising out of or resulting from the acquisition and ownership by the Company of SEMCO or the distribution or dividend of SEMCO to the Company’s shareholders or Affiliates.  Except as expressly disclosed to Parent in this Agreement or in the Company Disclosure Letter, or arising under this Agreement, neither the Company nor Cap Rock Intermediate has any other liabilities, including, without limitation, any contingent liabilities, other than Taxes, corporate registration or qualification expenses, or liabilities arising out of or in connection with the Business.  Cap Rock Energy and NewCorp do not engage in any business or activity other than the Business.

SECTION 6.23. Bankruptcy.  No petition in bankruptcy or any petition or answer seeking any assignment for the benefit of creditors, the appointment of a receiver or trustee, liquidation, dissolution or similar relief under the United States Bankruptcy Code or any similar state law has been filed by or against any Cap Rock Entity.  No Cap Rock Entity has made any general assignment of its property for the benefit of its creditors.  No proceeding has been instituted for the dissolution or liquidation of any Cap Rock Entity.

SECTION 6.24. Absence of Certain Payments.  None of the Cap Rock Entities, or any officer, manager, agent or other Person acting on behalf of any Cap Rock Entity, has directly or indirectly, made contributions, gifts, or payments relating to any political activity or solicitation of business which was prohibited by law or, on behalf of any Cap Rock Entity, made any direct or indirect unlawful payment to any governmental official or employee or established or maintained any unlawful or unreported funds.  No Cap Rock Entity, or any officer, manager, agent or other Person acting on behalf of any Cap Rock Entity, has accepted or received any unlawful contribution, payment, gift, entertainment or expenditure.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company, as of the date of this Agreement and as of the Effective Time, as set forth in this Article VII:

SECTION 7.01. Organization, Qualification.  Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of Parent and Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Parent has heretofore made available to the Company true, complete, and correct copies of the Governing Documents of each of Parent and Sub, as currently in effect.

SECTION 7.02. Authority Relative to this Agreement.  Parent and Sub have all corporate and limited liability company (as applicable) power and authority necessary to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the board of directors of Parent and the sole manager of Sub and no other proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the Transactions.  This Agreement has been duly and validly executed and delivered by Parent and Sub, and constitutes the valid and binding agreement of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

SECTION 7.03. Consents and Approvals; No Violation.  Except as set forth in Schedule 7.03, the execution and delivery of this Agreement by Parent and Sub, and the consummation by Parent and Sub of the Transactions, do not:

(a) conflict with or result in any breach of the Governing Documents of Parent or Sub;

(b) result in a default (including with notice, lapse of time, or both), or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been, or will prior to the Effective Time be, obtained or which if not obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(c) subject to obtaining the Parent Required Regulatory Approvals, violate any Law or Order applicable to Parent or Sub or any of their assets which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; or

(d) require any declaration, filing, or registration with, or notice to, or authorization, consent, or approval of any Governmental Entity, other than (i) the Parent Required Regulatory Approvals or (ii) such declarations, filings, registrations, notices, authorizations, consents, or approvals which, if not obtained or made, would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions.

SECTION 7.04. Parent’s Knowledge.  Parent represents that it is a sophisticated party.  Parent understands and agrees that, any financial forecasts or projections (other than the Pro Forma Balance Sheet pursuant to Section 5.04) relating to the Business prepared by or on behalf of CES or the Company have been provided to Parent with the understanding and agreement that neither CES nor the Company is making any representation or warranty with respect to such forecasts or projections and that actual future results may vary from such forecasts or projections based upon numerous factors.

SECTION 7.05. Inspections.  Parent is knowledgeable about the Business as engaged in by the Company and any other Cap Rock Entities and of the usual and customary practices of companies engaged in businesses similar to the Business.  Parent acknowledges and agrees that the representations and warranties set forth in Article VI constitute the sole and exclusive representations and warranties of the Company to Parent and that the representations and warranties set forth in Article V constitute the sole and exclusive representations and warranties of CES to Parent, in each case, in connection with the Transactions, and there are no other representations, warranties, covenants, understandings or agreements, oral or written, in relation thereto between the Parties other than those incorporated herein.  Except for the representations and warranties expressly set forth in Articles V and VI, Parent disclaims reliance on any representations or warranties either express or implied, by or on behalf of the Company or on any other Cap Rock Entity or their Affiliates or Representatives.

ARTICLE VIII

COVENANTS OF THE PARTIES

SECTION 8.01. Conduct of Business.  (a)  Except as expressly contemplated in this Agreement, or otherwise described in Section 8.01(a) of the Company Disclosure Letter, during the period from the date of this Agreement to the Closing Date, the Company will operate the Business in the ordinary course consistent with Good Utility Practice and will use commercially reasonable efforts to preserve intact the Business, and to preserve the goodwill and relationships with customers, suppliers, and others having business dealings with the Business.  Without limiting the generality of the foregoing, except as expressly contemplated in this Agreement, or otherwise described in Section 8.01(a) of the Company Disclosure Letter, prior to the Closing Date, without the prior written consent of Parent (which will not be unreasonably withheld or delayed), the Company will not, and will not permit any other Cap Rock Entity to:

(i)  create, incur, assume, or suffer to exist any Encumbrance (other than Permitted Encumbrances) upon any asset of any Cap Rock Entity;

(ii) make any material change in the level of inventories customarily maintained with respect to the Business, other than in the ordinary course of business and consistent with Good Utility Practice;

(iii) other than any such sales, leases, transfers, or dispositions involving less than $85,000 on an individual basis, or $500,000 in the aggregate, sell, lease (as lessor), transfer, or otherwise dispose of any asset of any Cap Rock Entity, other than in the ordinary course of business, and consistent with Good Utility Practice, and other than assignment or sale of the SEMCO Note to CES for the face amount plus accrued but unpaid interest;

(iv) other than in the ordinary course of business or consistent with Good Utility Practice, (A) enter into, terminate, extend, renew, or otherwise amend any Material Business Agreement, or (B) waive any material default by, or release, settle, or compromise any material claim against, any other Person who is a party thereto;

(v) grant severance or termination pay to any present, future, or former employee of the Business;

(vi) cancel (or suffer the cancellation of) any property, liability, casualty, or other insurance policies, or fail to maintain by self insurance, or with financially responsible insurance companies, insurance in such amounts and against such risks and losses as are consistent with Good Utility Practice and customary for the Business;

(vii) change, in any material respect, its accounting methods or practices, credit practices, collection policies, or investment, financial reporting, or inventory practices or policies or the manner in which the books and records of the Business are maintained;

(viii) (A) grant any increase in the compensation of, (B) grant or agree to any bonus for or (C) except in compliance with applicable Law, adopt, enter into, terminate or amend any Benefit Plan covering any Company Employee not covered by collective bargaining;

(ix)  hire any employee other than, in consultation with Parent, persons who are hired in order to meet a reasonable need;

(x) enter into any Financial Hedge;

(xi)  make or commit to make any capital expenditure or capital expenditures that, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,500,000, other than in connection with the Capital Expenditure Budget;

(xii) transfer or assign any shares of capital stock or equity interests (or member interests) in any Cap Rock Entity to any other Person;

(xiii) issue or assume any Voting Company Debt, or issue any shares of capital stock, equity interests or member interests, or any options, warrants, rights, convertible or exchangeable securities or undertakings of any kind obligating any Cap Rock Entity to issue, deliver or sell shares of capital stock, equity interests or member interests or any security convertible or exchangeable for or into any capital stock or other equity interests or member interests other than pursuant to the exercise of Company Stock Options outstanding on the date hereof;

(xiv) redeem or repurchase any shares of stock of any Cap Rock Entity, acquire shares of capital stock or equity interests in any other Person, enter into any share exchange, or merge or consolidate with or into any other Person, or enter any joint venture, partnership, or limited liability company with any other Person;

(xv) (A) permit any material Permit or Environmental Permit to lapse, other than in accordance with its terms at the regular expiration thereof, or (B) fail to apply on a timely basis for any renewal of any material renewable Permit or Environmental Permit;

(xvi) amend its certificate of incorporation or bylaws; or

(xvii) agree or commit to take any action which would be or cause a violation of the restrictions set forth in Section 8.01(a)(i) through Section 8.01(a)(xvi).

(b)  The Company shall discuss with Parent any changes and proposed changes in its rates or charges, standards of service or accounting from those in effect on the date of this Agreement and consult with and receive the input of Parent prior to making any filing or application (or, in each case, any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto. Except as set forth in Section 8.01(b) of the Company Disclosure Letter, the Company shall not, without the input and consent of Parent (such consent not be unreasonably withheld), make any filing to change its base rates on file with any applicable Business Regulatory Entity or make any filing that is reasonably likely to have a material effect on its base rates, except as may be required by applicable Law or valid Business Regulatory Entity order.

(c) Until the Closing Date, in connection with the Business the Company will continue to make, or cause the Cap Rock Entities to make, capital expenditures (i) at a rate of at least 85% of the aggregate Capital Expenditure Budget and (ii) otherwise substantially in accordance with the Capital Expenditure Budget.

(d) Until the Closing Date, the Company will continue in all material respects to pay, or cause the Cap Rock Entities to pay, all fees, expenses and any other amounts payable or due in respect of any Easement, whether public or private, or any Franchise or Permit, in each case in respect of the operation of the Business and whether or not expired or lapsed.

SECTION 8.02. Access to Information.  (a)  Between the date of this Agreement and the Closing Date, the Company will, during ordinary business hours and upon reasonable notice, (i) give Parent, Parent’s Representatives and its financing providers (including prospective providers of financing) and their respective counsel, auditors and other authorized representatives reasonable access to its assets to which Parent is not denied access by Law and to which the Company has the right to grant access without the consent of any other Person (and in the case where consent of another Person is required, only on such terms and conditions as may be imposed by such other Person); (ii) permit Parent, Parent’s Representatives and its financing providers (including prospective providers of financing) and their respective counsel, auditors and other authorized representatives to make such reasonable inspections thereof as they may reasonably request; (iii) furnish Parent, Parent’s Representatives and its financing providers (including prospective providers of financing) and their respective counsel, auditors and other authorized representatives with such financial and operating data and other information with respect to the Business as such Persons may from time to time reasonably request; and (iv) furnish Parent with a copy of each material report, schedule, or other document relating to the Business filed by the Company with, or received by the Company from, any Governmental Entity; provided, however, that (A) any investigation permitted by this Section 8.02 will be conducted in such a manner as not to interfere unreasonably with the operation of the Business or any other Person, (B) the Company or any other Cap Rock Entity will not be required to take any action which would constitute a waiver of the attorney client privilege, and (C) the Company need not supply Parent with any information which the Company is under a contractual or other legal obligation not to supply.  Notwithstanding anything in this Section 8.02(a) to the contrary, (x) Parent will not have access to personnel and medical records if such access could, in the Company’s good faith judgment, subject the Company to risk of liability or otherwise violate the Health Insurance Portability and Accountability Act of 1996, and (y) any investigation of environmental matters by or on behalf of Parent will be limited to visual inspections and site visits commonly included in the scope of “Phase 1” level environmental inspections, and Parent will not have the right to perform or conduct any other sampling or testing at, in, on, or underneath any of the facilities of any Cap Rock Entity.

(b)  Unless and until the Transactions have been consummated, each Party will, and will cause its Affiliates and Parent’s Representatives or the Company’s Representatives, as applicable, to, hold in strict confidence and not use or disclose to any other Person all Confidential Information, provided, Parent may make disclosures to its Representatives and to potential financing sources and ratings agencies on a confidential basis.  As to each Party, “Confidential Information” means all information in any form heretofore or hereafter obtained from either Party in connection with such Party’s evaluation of the Business, the negotiation of this Agreement, or the performance of the covenants and agreements of this Agreement, whether pertaining to financial condition, results of operations, methods of operation or otherwise, other than information that (i) was already in such receiving Party’s or its Representatives’ or, in the case of Parent, its potential financing sources, possession; provided, however, that such information is not known by such receiving Party, after due inquiry, to be subject to another confidentiality agreement with or other obligation of secrecy to the other Party or any other party, (ii) subsequently becomes generally available to the public other than as a result of a disclosure by such receiving Party or its Representatives or, in the case of Parent, its potential financing sources, in breach of this Section 8.02(b) or the Confidentiality Agreement or (iii) subsequently becomes available to such receiving Party on a non-confidential basis from a source other than the other Party or its Representatives or, in the case of Parent, its potential financing sources, provided that such source is not known by such receiving Party, after due inquiry, to be bound by a confidentiality agreement with or other obligation of secrecy or non-disclosure to the other Party or any other party.  Notwithstanding the foregoing, each Party, its Affiliates, its Representatives or, in the case of Parent, its potential financing sources, may disclose Confidential Information to the extent that such information is required to be disclosed by it by Law or in connection with any proceeding by or before a Governmental Entity, including any disclosure, financial or otherwise, required to comply with any Required Regulatory Approvals or if requested by any Governmental Entity having jurisdiction over the Party, its Affiliates, its Representatives or, in the case of Parent, its potential financing sources.  In the event that a Party receives a request (whether by oral questions, interrogatories, requests for documents in legal proceedings, under the terms of a subpoena or order issued by a court or governmental body or other similar process or otherwise pursuant to applicable regulation (including stock or exchange) to disclose all or any part of the Confidential Information, such Party agrees, and shall cause its Representatives, to promptly notify the other Party of the existence, terms and circumstances surrounding such a request, so that such other Party may seek, at its expense, an appropriate protective order and/or waive such notifying Party’s compliance (or its Representatives’ compliance, as the case may be) with the provisions of this Section 8.02(b) and the Confidentiality Agreement (and if such Party seeks such an order, to provide such cooperation as such Party shall reasonably request).  If disclosure of such information is required in the opinion of a Party’s counsel (or its Representatives’ counsel, as the case may be), who shall be reasonably satisfactory to the other Party, the receiving Party agrees, and shall cause its Representatives to, exercise commercially reasonable efforts to obtain, at the other Party’s expense, an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information which the other Party so designates.  In addition, if a protective order is not obtained, such receiving Party will furnish only that portion of the Confidential Information which is legally required.  In any event, any Party or its Representatives may disclose Evaluation Material legally required to be disclosed without liability hereunder.  If the Transactions are not consummated, each Party will promptly return to the other Party all copies of any Confidential Information, including any materials prepared by such Party or Parent’s Representatives or the Company’s Representatives, as applicable, incorporating or reflecting Confidential Information, and an officer of such Party will certify in writing compliance by such Party with the foregoing.

(c) The Parties hereby terminate the Confidentiality Agreement.  The provisions of Section 8.02(b) will survive for a period of two years following the earlier of (i) the Closing Date or (ii) the termination of this Agreement, except that if the Closing occurs, the provisions of Section 8.02(b) will expire with respect to Parent.

(d) Until the Closing Date, the Company will deliver to Parent within 60 days of the end of each fiscal quarter copies of its interim unaudited quarterly consolidated financial statements and within 90 days of the end of each fiscal year, copies of its audited annual consolidated financial statements, such quarterly and annual financial statements to be prepared in accordance with GAAP (except for normal year-end adjustments and the omission of full footnotes in such quarterly statements).

SECTION 8.03. Expenses.  Except to the extent specifically provided herein, and irrespective of whether the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions will be borne by the Party incurring such costs and expenses.  Each of Parent and the Company will be responsible for payment of 50% of (i) all filing fees in connection with any Required Regulatory Approvals and (ii) all other filing, recording, transfer, or other fees or charges of any nature payable pursuant to any provision of Law or any Order or Franchise.

SECTION 8.04. Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the Transactions, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder within its reasonable control.  Neither Party will, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the Transactions (including the obtaining of the Required Regulatory Approvals).

SECTION 8.05. Public Statements.  Each Party will consult with the other prior to issuing, and will consider in good faith any comments by the other to or in respect of, any public announcement, statement, or other disclosure with respect to this Agreement or the Transactions, except as may be required by Law or stock exchange rules.

SECTION 8.06. Consents and Approvals.  (a)  The Company (or its ultimate parent entity) and Parent will each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice, Antitrust Division any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the Transactions.  The Parties will consult and cooperate with each other as to the appropriate time of filing such notifications and will (i) make such filings at the agreed upon time, (ii) respond promptly to any requests for additional information made by either of such agencies, and (iii) use their commercially reasonable efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of such filings.

(b) The Company and Parent will cooperate with each other and use commercially reasonable efforts to (i) promptly prepare and file all necessary applications, notices, petitions, and filings, execute all agreements and documents and provide all relevant records and reports to the extent required by Law or Order or to the extent requested by any Governmental Entity for consummation of the Transactions (including the Required Regulatory Approvals), (ii) obtain the consents, approvals, and authorizations of all Governmental Entities to the extent required by Law or Order for consummation of the Transactions (including the Required Regulatory Approvals), and (iii) obtain all consents, approvals, and authorizations of all other Persons to the extent necessary to consummate the Transactions as required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, Contract, lease, or other instrument to which the Company or Parent is a party or by which either of them is bound.  The Company and Parent each will have the right to review in advance all characterizations of the information relating to it or the Transactions which appear in any filing made by the other in connection with the Transactions.

(c) In connection with applications and other filings for the Required Regulatory Approvals, and the prosecution of any pending regulatory proceedings material to the Business, the Company and Parent shall jointly, and on an equal basis, coordinate the overall development of the positions to be taken and the regulatory actions to be requested in such applications and filings for approval of the matters contemplated by this Agreement which require regulatory approval and of all other regulatory matters incidental thereto which are to be addressed in such applications and filings.

(d)  In the course of obtaining, renewing or securing Franchises as may be deemed necessary by the Parties in connection with the Transactions, (i) Parent and Sub shall not be required, to take any action, and the Company or any Cap Rock Entity shall not take or cause to be taken or agree to commit Parent or Sub to take any action, in any such case individually or in the aggregate which would (A) materially impair the ability of Parent or the Surviving Entity to operate the Business immediately following Closing in a manner substantially similar to that prevailing with respect to the Business immediately prior to the date hereof or (B) impose any additional substantially burdensome condition on Parent or the Surviving Entity.  Any failure or refusal by a Governmental Entity to renew or award any such Franchise will not constitute a breach of this Agreement by either Party.

(e) In connection with any communications, meetings, or other contacts, formal or informal, oral or written, with any Governmental Entity in connection with the Transactions or any such declaration, filing, registration, notice, authorization, consent, or approval, each Party agrees: (i) to inform the other in advance of any such communication, meeting, or other contact which such Party proposes or intends to make, including the subject matter, contents, intended agenda, and other aspects of any of the foregoing; (ii) to consult and cooperate with the other Party, and to take into account the comments of such other Party in connection with any of the matters covered by this Section 8.06; (iii) to arrange for representatives of the other Party to participate to the maximum extent possible in any such communications, meetings, or other contacts; (iv) to notify the other Party of any oral communications with any Governmental Entity relating to any of the foregoing; and (v) to provide the other Party with copies of all written communications with any Governmental Entity relating to any of the foregoing.  Notwithstanding the foregoing, nothing in this Section 8.06 will apply to or restrict communications or other actions by the Company with or with regard to Governmental Entities in connection with the Business in the ordinary course of business.

SECTION 8.07. Transfer Taxes.  All transfer, documentary, stamp, registration, gross receipts, compensating, sales and use Taxes, including real property conveyance Taxes, incurred in connection with this Agreement and the Transactions will be paid by Parent, and Parent, at its own expense, will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such transfer or sales and use Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns or other documentation.

SECTION 8.08. Company Stock Options.  Effective as of the Effective Time, each Company Stock Option shall be cancelled by the Company and each holder thereof shall be entitled to receive from the Company and the Company shall pay to each holder of Company Stock Options in respect of each such Company Stock Option:

(a) promptly after Closing, without interest thereon, an amount in cash equal to the number of shares of Company Common Stock the subject of such Company Stock Option multiplied by (i) 90% of (A) the Purchase Price divided by (B) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, less (ii) the exercise price per share of Company Common Stock subject to such Company Stock Option; and

(b) within five Business Days after the Post-Closing Adjustment Statement becomes final and binding upon the Parties in accordance with Section 3.02(c), an amount in cash equal to (i) the number of shares of Company Common Stock the subject of such Company Stock Option multiplied by (A) (1) the Adjusted Purchase Price divided by (2) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time less (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, less (ii) the amount paid pursuant to clause (a) above in respect of such Company Stock Option.

SECTION 8.09. Company Stockholder Approval.  The Company shall take all steps necessary to submit the Agreement for the approval and adoption by the Company Stockholders under the DGCL within 30 days of the date of this Agreement.  CES will vote in favor of the approval and adoption of the Agreement at any meeting of the Company Stockholders called for such purpose or to exercise such vote and approval by written consent in lieu of a meeting in accordance with the DGCL and to cause such Company Stockholder approval to occur in a timely fashion. Within 30 days of the date of this Agreement, the Company will notify Parent that such approval has occurred.

SECTION 8.10. Title Insurance, Surveys, Estoppel Certificates, and Non-Disturbance Agreements.  At Parent’s option and at Parent’s sole cost and expense, Parent may obtain (i) title insurance policies in respect of the Owned Real Property, Leased Real Property, and rights in and to all Easements, insuring title to or leasehold or easement interests in (as applicable) the applicable real property interests as vested in the Company or any Cap Rock Entity (free and clear of all Encumbrances other than Permitted Encumbrances), and in form, substance, and amount reasonably satisfactory to Parent (and without limiting the generality of the foregoing, with all requirements satisfied or waived, with all exceptions deleted, and with all endorsements thereto, to the extent reasonably desired by Parent); (ii) all surveys desired by Parent in respect of the Owned Real Property, in form and substance reasonably satisfactory to Parent; and (iii) all estoppel certificates and non-disturbance agreements desired by Parent in respect of any Real Property Leases, in form and substance reasonably satisfactory to Parent and to the parties providing such certificates and agreements.  The Company agrees to cooperate as reasonably requested by Parent (and at Parent’s expense) in its efforts to obtain any such items; provided, that the Company shall not be required to make any payment to any third party or incur any economic burden in connection therewith, and provided, further, that Parent’s obtaining any such item shall not be a requirement of or a condition to the Closing.  In addition, with respect to the Company’s cooperation with Parent’s reasonable requests to obtain title insurance under clause (i) above, the Company shall not be required to cure any purported defects, cause any exceptions to be deleted, or provide any indemnities, or representations to any title company issuing such title insurance.

SECTION 8.11. Tax Matters

(a) Tax Indemnification.  CES shall be responsible for and shall indemnify and hold the Parent and its Affiliates harmless against any and all Losses and Claims attributable to (i) all Taxes (or the non-payment thereof) of the Cap Rock Entities for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Cap Rock Entity (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, or (iii) any and all Taxes of any Person imposed on any of the Cap Rock Entities as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(i) In the case of Taxes that are payable with respect to any taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”), the portion of any Taxes based on or measured by income or receipts of the Cap Rock Entities for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period for any partnership or other pass-through entity in which any of the Cap Rock Entities holds a beneficial interest shall be deemed to terminate at such time); and the amount of all other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period up to and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(ii) Any credit or refunds of Taxes that relate to Pre-Closing Tax Periods shall be for the account of CES except to the extent that such refunds relate to carrybacks of losses or credits from post-Closing periods.  Any credit or refund resulting from an overpayment of the Taxes of any of the Cap Rock Entities for a Straddle Period shall be allocated to the portion of the Straddle Period ending at the Closing and/or the portion of the Straddle Period beginning after the Closing based upon the method employed in Section 8.11(a)(i) above taking into account the type of Tax to which the credit or refund relates.  In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 8.11(a) shall be computed by reference to the level of such items on the date of the Closing.  All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Cap Rock Entities.

Payment by the indemnifying party of any amount due under this Section 8.11(a) shall be made within ten days following written notice by the indemnified party that payment of such amounts to the appropriate Taxing Authority is due, provided, that the indemnifying party shall not be required to make any payment earlier than two days before it is due to the appropriate Taxing Authority.  Notwithstanding anything to the contrary herein, if CES or an Affiliate receives an assessment or other notice of Taxes due with respect to any of the Cap Rock Entities for which CES is not responsible, in whole or in part, pursuant to Section 8.11(a), then the CES shall immediately forward a copy of such notice to the Parent.

(b) Contests.  After the Closing, the Parent on one hand and CES on the other hand shall promptly notify each other in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the other party or its Affiliates which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification under this Agreement.  Such notice shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax liability.  If either party fails to give the other party prompt notice of an asserted Tax liability as required by this Section 8.11(b), then such party shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, but only to the extent that failure to give such notice results in a material detriment to such party.

In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates to taxable periods ending on or before the date of the Closing, or a Contest that relates to an asserted Tax liability with respect to which indemnity may be sought from CES pursuant to this Agreement, CES shall control such audit in all respects.  CES may not settle or compromise any asserted liability with respect to any Contest without prior written consent of Parent, which shall not be unreasonably withheld or delayed.

(c) Preparation and Filing of Tax Returns.

(i) Period Ending On or Prior to Closing Date.  CES shall prepare or cause to be prepared all Tax Returns for the Cap Rock Entities with respect to periods ending on or prior to the Closing Date and are due (taking validly obtained extensions into account) after the Closing Date.  CES shall prepare or cause to be prepared such Tax Returns consistently with its past custom and practice and in accordance with applicable Law.  CES shall provide Parent with a copy of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is allocable to CES pursuant to this Agreement at least twenty days prior to the due date (including any extension thereof) for filing of such Tax Return, and Parent shall have the right to review, comment to and suggest changes to such Tax Return and statement prior to the filing of such Tax Return.  CES shall consider Parent’s comments in good faith but shall not be obligated to accept such comments.  Notwithstanding the foregoing, if CES provides Parent with notice that it will not prepare the Tax Returns covered by this paragraph, or if CES does not provide Parent with a copy of the Tax Return within fifteen days prior to the due date (including any extension thereof), then Parent shall have the right to prepare and file such Tax Returns consistently with past custom and practice (so long as such past custom and practice was in accordance with applicable Law) and in accordance with applicable Law.

(ii) Straddle Periods.  Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Cap Rock Entities with respect to Straddle Periods.  Such Tax Returns shall be prepared consistently with past custom and practice (so long as such past custom and practice was in accordance with applicable Law) and in accordance with applicable Law.  Parent shall provide CES with a copy of such completed Tax Returns and a statement certifying the amount of Tax shown on such Tax Return that is allocable to CES pursuant to this Agreement at least fifteen days prior to the due date (including any extension thereof) for the filing of such Tax Return, and CES shall have the right to review, comment on and makes changes to such portions of such Tax Returns and statements as relate to the period prior to the Closing Date.  If Parent objects to any such changes, CES shall consider Parent’s objections in good faith but shall not be obligated to accept such objections.

(d) Tax Cooperation and Exchange of Information.  To the extent otherwise permissible by this Section 8.11, CES and its Affiliates and Parent and its Affiliates shall provide each other with such cooperation and information as they reasonably may request of the other (and the Parent shall cause the Company to provide such cooperation and information) in filing any Tax Return, or participating in or conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities.  CES and Parent shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 8.11(d).  Notwithstanding anything to the contrary in Section 8.11, CES and Parent (or the Surviving Entity) shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Cap Rock Entities for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six years following the due date (without extension) for such Tax Returns.  Any information obtained under this Section 8.11(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(e) Tax Covenants.  Parent and CES further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(f) Tax-Sharing Agreements.  All tax-sharing agreements or similar agreements with respect to or involving any of the Cap Rock Entities shall be terminated as of the Closing Date and, after the Closing Date, none of the Cap Rock Entities shall be bound thereby or have any liability thereunder.

(g) Miscellaneous

(i)            For Tax purposes, the parties agree to treat all payments made under this Section 8.11 as adjustments to the Purchase Price.

(ii)            This Section 8.11 shall be the sole provision governing indemnities for Taxes under this Agreement as well as Contests and cooperation related to Tax matters; provided, however, that indemnities resulting from breaches of the representations, warranties and covenants of CES or Company that are not already described in Section 8.11 (a) shall be governed by Article X of this Agreement.

(iii)            For purposes of this Section 8.11, all references to the Parent, CES, Affiliates or the Company include successors.

(iv)            Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Section 8.11 shall survive the Closing and shall remain in full force until 180 days after the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).

SECTION 8.12. Minimum Net Worth/Disbursement Account.

(a) For a period of not less than twenty-four (24) months following the Closing, CES covenants and agrees to maintain a net worth or stockholders’ equity or members’ equity of not less than $25,000,000, as determined in accordance with GAAP, plus (i) the maximum potential liability of the Cap Rock Entities to former stockholders of Cap Rock Energy for payment of consideration pursuant to the Share Exchange, determined as of the Closing Date, less (ii) the balance in the Disbursement Account as of the Closing Date.  CES also covenants and agrees to deliver to Parent within 60 days of the end of each calendar quarter and within 90 days of the end of each fiscal year, for the period in which the net worth covenant in the preceding sentence is applicable, a certificate from the chief financial officer or the managing member of CES certifying the amount of the net worth or stockholders’ equity or members’ equity of CES.

(b) Prior to April 15, 2010, Parent and CES shall agree in good faith as to (i) whether, as of April 15, 2010, valid Claims lawfully may still be made for which indemnity would be available under Section 10.02(a)(v) and, if so, (ii) the time periods within which such Claims must be brought,  the maximum potential liability of the Cap Rock Entities under such Claims and appropriate assurance for Parent that CES will remain financially capable of meeting its obligations with respect thereto under Section 10.02(a)(v).

(c) The Parties will consult with each other following Closing with respect to the appropriateness and timing of Parent making filings, and the content of such filings, with Governmental Entities regarding the the Disbursement Account.  Parent agrees that it will take such actions as may be directed by CES with respect to such filings so long as CES's direction is made pursuant to external legal advice.

SECTION 8.13. Supplements to Schedules.   Prior to the Closing Date, the Company may supplement or amend the Schedules furnished by it under this Agreement except for Section 8.01(a) of the Company Disclosure Letter; provided, however, that the new disclosures made in any supplement shall not have any effect on the determination of the satisfaction of the conditions to Closing under Article IX or any of Parent’s or its Affiliates rights and claims to indemnification under Article X.

SECTION 8.14. Eminent Domain; Casualty Loss.

(a) If, before the Closing Date, all or any portion of any assets of the Business are taken by eminent domain or condemnation, or are the subject of a pending or, to the Company’s Knowledge, contemplated taking which has not been consummated, the Company will (i) notify Parent in writing of such fact and (ii) retain in the applicable Cap Rock Entity (and not distribute) all right, title, and interest in and to any proceeds or payments received, or to be received, in compensation for such taking, and any such proceeds or payments will not be included in the calculation of Working Capital.

(b)  If, before the Closing Date, all or any portion of any assets of the Business are damaged or destroyed by fire or other casualty, the Company will notify Parent in writing of such fact and, at the Closing (i) all proceeds from third-party insurers received by, and each Cap Rock Entity’s right, title, and interest in and to any such insurance proceeds received, or to be received, in compensation for such damage or destruction shall remain with such Cap Rock Entity, and (ii) CES will reimburse Parent for any deductible or self-insured retention amount in connection with such damage or destruction under any such insurance policy; provided, however, that the amounts to be retained under clause (i) above shall be reduced by the amount of proceeds received by a Cap Rock Entity and applied with the consent of Parent to the repair or restoration of the applicable asset and the amounts to be reimbursed by CES under clause (ii) above shall be reduced by the amounts incurred by any Cap Rock Entity in connection with any such repair or restoration and not paid or reimbursed by such insurance.  Any such proceeds or payments from insurers will not be included in the calculation of Working Capital.

SECTION 8.15. Certain Cap Rock Employees.  CES will offer employment to the employees listed on Schedule 1.01-I (the “Specified Employees”) for employment to commence immediately following the Closing.  CES will be responsible for all severance or change of control benefits arising out of or in connection with the resignation or termination of employment of the Specified Employees with any Cap Rock Entity.  CES hereby indemnifies and holds harmless Parent and its Affiliates (including any Cap Rock Entities following the Closing) from and against the cost of any such severance or change of control benefits and any and all Claims and Losses arising out of or in connection with the resignation or termination of the Specified Employees from employment with any Cap Rock Entity.

ARTICLE IX

CONDITIONS TO CLOSING

SECTION 9.01. Conditions to Each Party’s Obligations to Effect the Closing.  The respective obligations of each Party to effect the Transactions are subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) the waiting period under the HSR Act, including any extension thereof, applicable to the consummation of the Transactions shall have expired or been terminated;

(b) no Order which prevents the consummation of any material aspect of the Transactions shall have been issued and remains in effect (each Party agreeing to use its commercially reasonable efforts to have any such Order lifted) and no Law shall have been enacted which prohibits the consummation of the Transactions;

(c) all consents and approvals for the consummation of the Transactions required from third parties shall have been obtained, other than (i) any of such consents or approvals the failure of which to obtain, individually or in the aggregate, does not have and would not reasonably be expected to have a Cap Rock Material Adverse Effect and (ii) any Required Regulatory Approval (which are governed by Section 9.02(f) and Section 9.03(d); and

(d) the closing under the Asset Purchase Agreement shall have been consummated.

SECTION 9.02. Conditions to Obligations of Parent.  The obligation of Parent and Sub to effect the Transactions is subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) since the date of this Agreement and through the period ending immediately prior to the Effective Time, no Cap Rock Material Adverse Effect shall have occurred and be continuing;

(b)  the Company shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by the Company on or prior to the Closing Date;

(c)  the representations and warranties of CES which are set forth in Article V and of the Company which are set forth in Article VI shall be true and correct as of the Effective Time as though made at and as of the Effective Time (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not have and is not reasonably expected to have a Cap Rock Material Adverse Effect (except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty need only be true and correct as of such date);

(d) Parent shall have received a certificate from the Chief Executive Officer of the Company, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Sections 9.02(b) and 9.02(c) with respect to the Company have been satisfied;

(e) Parent shall have received a certificate from an authorized signatory of CES, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Sections 9.02(b) and 9.02(c) with respect to CES have been satisfied;

(f)  (i) the Required Regulatory Approvals shall have been obtained and become Final Regulatory Orders and (ii) no terms shall have been imposed in connection with such Final Regulatory Orders by any Governmental Entity which terms would reasonably be expected to have a Cap Rock Material Adverse Effect, or impose any material adverse requirements, on Parent or any of its Affiliates or on any operations or assets of Parent or any of its Affiliates;

(g) the Company Stockholders shall have approved and adopted this Agreement in accordance with the DGCL;

(h) Parent shall have received copies of the resignations of the Specified Employees and directors of each of the Cap Rock Entities, and releases from such persons of any and all Claims and rights to payment of any kind against any Cap Rock Entity (other than any Claims or rights to payment arising under this Agreement), effective as of the Closing, other than any such resignations and releases that Parent designates, by written notice to the Company, as unnecessary), and officers and directors for each Cap Rock Entity who are designated by Parent in its discretion shall have been elected or appointed effective as of the Closing;

(i) CES or any of its Affiliates (or any member, manager, partner, officer, director, employee or agent of CES or any Affiliate) shall have effectively terminated any Contract such Person may have with any Cap Rock Entity and all Claims and rights to payment of any kind by or against any Cap Rock Entity thereunder (other than any Claims or rights to payment arising under this Agreement) shall have been released (for purposes of this Section 9.02(i) the Company and other Cap Rock Entities shall be deemed not to be Affiliates of CES), and any such individual serving as an officer of a Cap Rock Entity shall have resigned;

(j)  Parent shall have received (i) consents and approvals from third parties for the acquisition of the Company and other Cap Rock Entities (other than Required Regulatory Approvals), or alternate arrangements in lieu thereof, sufficient for the conduct and operation of the Business following Closing in all material respects in the same manner as conducted immediately prior to Closing, without the imposition of material conditions and (ii) consents to the change of control of the Cap Rock Entities from the counterparties under the power purchase agreements or power supply agreements with respect to the Business such that, after taking into account the availability of power contracts from other sources and the then current electricity supply plan of the Business and any requirements imposed by the PUCT, Parent and the Cap Rock Entities will not be subject to any meaningful incremental risk of significant disallowance of its pass-through of electric supply or energy costs to ratepayers;

(k) CES shall have delivered to Parent at or prior to the Closing certificates of good standing and certified charter documents with respect to CES and each Cap Rock Entity (dated as of a recent date prior to the Closing Date but in no event more than 15 Business Days before the Closing Date), issued by the Secretary of State of Delaware with respect to CES, the Company and Cap Rock Intermediate, and issued by the Secretary of State of Texas with respect to Cap Rock Energy and NewCorp;

(l) a copy, certified by an authorized officer or manager of CES, of resolutions authorizing the execution and delivery of this Agreement and the consummation of the Transactions, together with a certificate by the Secretary or manager of CES as to the incumbency of those officers or managers authorized to execute and deliver this Agreement;

(m) a copy, certified by an authorized officer of the Company, of resolutions of the directors and of the shareholders of the Company authorizing the execution and delivery of this Agreement and the consummation of the Transactions, together with a certificate by the Secretary or manager of the Company as to the incumbency of those officers authorized to execute and deliver this Agreement and the Certificate of Merger;

(n) Parent shall have received such other certificates and instruments, including documents necessary to transfer signing authority for all bank and investment accounts of the Cap Rock Entities and the adoption of authorizing resolutions, as it shall reasonably request in connection with the Closing;

(o) Company Stockholders holding not more than 1% of the shares of the Company Common Stock outstanding immediately prior to the Effective Time have elected to dissent pursuant to Section 262;

(p) The SEMCO Note shall have been acquired by CES on or prior to the Closing Date and the proceeds thereof shall have been used by the Company to pay down its Indebtedness;

(q)  (i) All Outstanding Indebtedness shall have been paid and discharged in full and all Encumbrances securing such Cap Rock Indebtedness shall have been terminated and released, and (ii) any other Encumbrance that is not a Permitted Encumbrance (whether or not securing Outstanding Indebtedness), shall have been terminated and released;

(r)  CES shall have delivered to Parent, at or immediately prior to Closing, a consolidated balance sheet for CES and its subsidiaries prepared on a pro forma basis after giving effect to the consummation of the Transactions at the Closing and to the consummation of the transactions under the Asset Purchase Agreement at the “Closing” under the Asset Purchase Agreement as if consummated as of the end of the last quarter ending prior to the Closing, and showing a consolidated net worth of at least $400,000,000, and certified by CES as a good faith estimate of the consolidated pro forma financial condition of CES and its subsidiaries as of the end of such quarter;

(s) The Material Business Agreements set forth on Schedule 1.01-J shall have been terminated effective at or prior to the Closing (the “Specified Agreements”) and without any further liability of any Cap Rock Entity arising thereunder; and

(t) There shall be at least a $1 million cash balance in the Disbursement Account on the Closing Date; provided, however, if the amount of unclaimed funds of former stockholders of Cap Rock Energy is less than $1,000,000, the required cash balance in the Disbursement Account on the Closing Date pursuant to this clause (t) shall be equal to such unclaimed amount.

SECTION 9.03. Conditions to Obligations of the Company.  The obligation of the Company to effect the Transactions is subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a)  Parent shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Parent on or prior to the Closing Date;

(b)  the representations and warranties of Parent which are set forth in Article VII shall be true and correct in all material respects as of the Effective Time as though made at and as of the Effective Time (except to the extent that any such representation or warranty speaks as of a particular date, in which case such representation and warranty need only be true and correct as of such date);

(c) the Company shall have received a certificate from the Chief Executive Officer or Chief Financial Officer of Parent, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Sections 9.03(a) and 9.03(b) have been satisfied;

(d)  the Required Regulatory Approvals shall have been obtained and become Final Regulatory Orders;

(e) Parent shall have delivered to CES at or prior to the Closing certificates of good standing with respect to Parent and Sub (dated as of a recent date prior to the Closing Date but in no event more than 15 Business Days before the Closing Date), issued by the Secretary of State of New Mexico with respect to Parent, and issued by the Secretary of State of Delaware with respect to Sub; and

(f) a copy, certified by an authorized officer of Parent, of resolutions of the directors of the Parent authorizing the execution and delivery of this Agreement and the consummation of the Transactions, together with a certificate by the Secretary or an Assistant Secretary of Parent as to the incumbency of those officers authorized to execute and deliver this Agreement and the Certificate of Merger.

ARTICLE X

INDEMNIFICATION

SECTION 10.01. Survival of Representations and Warranties.  The representations and warranties of the Parties contained in this Agreement will survive the Closing and will expire April 15, 2010, except that the representations and warranties in Article V andSections 6.01, 6.02, and 6.03 will survive the Closing and will expire on the third anniversary of the Closing Date, and except further that the representations and warranties in Sections6.05, 6.14, 6.16(b) and 6.22 will survive the Closing and will expire upon the expiration of the applicable statute of limitations.

SECTION 10.02. Indemnification.

(a)  Subject to Section 10.01 and Section 10.04, from and after the Closing, CES will indemnify, defend, and hold harmless Parent and its officers, directors, employees, agents and Affiliates (including the Cap Rock Entities following the Closing), and the officers, directors, employees and agents of such Affiliates (each, a “Parent Indemnitee”) from and against any and all Claims and Losses (each, an “Indemnifiable Loss”), asserted against or suffered by any Parent Indemnitee relating to, resulting from, or arising out of (i) any breach by CES or the Company of any covenant or agreement of CES or the Company contained in this Agreement, (ii) any breach by CES or the Company of any of the representations and warranties of CES or the Company contained in this Agreement, (iii) any rights asserted or proceedings pursuant to Section 262 in respect of any Dissent Shares, (iv) any of the Material Business Agreements listed on Schedule 1.01-K, other than (A) in respect of any rights to payment of Merger Consideration of Company Stockholders under this Agreement and rights of holders of Company Stock Options to the payments pursuant to Section 8.08 and (B) in the case of Material Business Agreements listed on Part II of Schedule 1.01-K, for Claims and Losses to the extent arising out of the performance or nonperformance after the Effective Time by the Cap Rock Entities of their obligations thereunder, or (v) any Claims brought by former shareholders of Cap Rock Energy for payment of consideration pursuant to the Share Exchange or Claims brought by any Governmental Entity under any escheat, abandoned property or unclaimed property Law that relate to any amounts not paid to former shareholders of Cap Rock Energy as consideration pursuant to the Share Exchange, in the aggregate for this clause (v) in excess of the amount of cash in the Disbursement Account held on the Closing Date.

(b)  Subject to Section 10.01 and Section 10.04, from and after the Closing, Parent will indemnify, defend, and hold harmless CES and its officers, directors, employees, agents and Affiliates (and the officers, directors, employees and agents of such Affiliates, (each, a “CES Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any CES Indemnitee relating to, resulting from, or arising out of (i) any breach by Parent of any covenant or agreement of Parent contained in this Agreement or (ii) any breach by Parent of any of the representations and warranties of Parent contained in this Agreement.

(c)  Any Person entitled to receive indemnification under this Agreement (an “Indemnitee”) having a claim under these indemnification provisions will use commercially reasonable efforts to mitigate any Losses, including commercially reasonable efforts to recover all Losses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder, and will not take any action specifically excluding from any of its insurance policies any Indemnifiable Losses if Losses of such type are otherwise covered by such policies.  The amount of any Indemnifiable Loss will be reduced to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss.

SECTION 10.03. Indemnification Procedures.

(a) Third Party Claims.  If an Indemnitee receives notice of the assertion or commencement of any Claim by any Person who is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement (a “Third Party Claim”) for which the Indemnitee claims a right to indemnification hereunder from the other Party (the “Indemnifying Party”), the Indemnitee will promptly give written notice of such Third Party Claim to the Indemnifying Party.  Such notice will describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, to the extent practicable, of the Indemnifiable Loss that the Indemnitee claims it has sustained or may sustain as a result of such Third Party Claim.  The Indemnifying Party, at its sole cost and expense, will have the right, upon written notice to the Indemnitee, to assume the defense of the Third Party Claim while reserving its right to contest the issue of whether it is liable to the Indemnitee for any indemnification hereunder with respect to such Third Party Claim.

(b) Defense of Third Party Claims.  If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to Section 10.03(a), the Indemnifying Party will appoint counsel reasonably satisfactory to the Indemnitee for the defense of such Third Party Claim, will diligently pursue such defense, and will keep the Indemnitee reasonably informed with respect to such defense.  The Indemnitee shall cooperate with the Indemnifying Party and its counsel, including permitting reasonable access to books, records, and personnel, in connection with the defense of any Third Party Claim (provided, that any out-of-pocket costs incurred by the Indemnitee in providing such cooperation shall be paid by the Indemnifying Party).  The Indemnitee will have the right to participate in such defense, including appointing separate counsel, but the costs of such participation shall be borne solely by the Indemnitee.  The Indemnifying Party will have full authority, in consultation with the Indemnitee, to make all decisions and determine all actions to be taken with respect to the defense and settlement of the Third Party Claim, including the right to pay, compromise, settle, or otherwise dispose of such Third Party Claim at the Indemnifying Party’s expense; provided, that any such settlement will be subject to the prior consent of the Indemnitee, which shall not be unreasonably withheld or delayed.  If a firm offer is made to settle a Third Party Claim, which the Indemnifying Party desires to accept and which acceptance requires the consent of the Indemnitee pursuant to the immediately preceding sentence, the Indemnifying Party will give written notice to the Indemnitee to that effect.  If the Indemnitee fails to consent to such firm offer within 10 days after its receipt of such notice, and such firm offer involves only the payment of money, the maximum liability of the Indemnifying Party with respect to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice for which the Indemnifying Party is otherwise liable.  In no event will the Indemnifying Party have authority to agree to any relief binding on the Indemnitee other than the payment of money damages by the Indemnifying Party unless agreed to by the Indemnitee, which agreement will not be unreasonably withheld or delayed.

(c) Failure of Indemnifying Party to Assume Defense.  If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with the terms hereof within 20 Business Days after the receipt of notice thereof, the Indemnitee may elect to defend against the Third Party Claim, and the Indemnifying Party will be liable for all reasonable expenses of such defense to the extent the Indemnifying Party is otherwise obligated hereunder to indemnify Indemnitee with respect to such Third Party Claim.

(d) Direct Losses.  Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Loss”) will be asserted by giving the Indemnifying Party prompt written notice thereof, stating the nature of such Loss in reasonable detail and indicating the estimated amount, if practicable.  The Indemnifying Party will have a period of 20 Business Days within which to respond to such claim of a Direct Loss.  If the Indemnifying Party rejects such claim, or does not respond within such period, the Indemnitee may seek enforcement of its rights to indemnification under this Agreement.  Any failure by the Indemnifying Party to respond under this Section 10.03(d) will not constitute an admission by the Indemnifying Party with respect to the claim asserted.

(e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement, or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, or payment by or against any other Person, the amount of such reduction, less any costs, expenses, or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party.  Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party is then in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment will be subordinated to the Indemnitee’s rights against such third party.  Without limiting the generality or effect of any other provision hereof, the Indemnitee and the Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party.

(f) A failure to give timely notice as provided in this Section 10.03 will affect the rights or obligations of a Party hereunder only to the extent that, as a result of such failure, the Party entitled to receive such notice was actually prejudiced as a result of such failure.  Notwithstanding the foregoing, no claim for indemnification made after expiration of the applicable time periods set forth in this Article X will be valid.

SECTION 10.04. Limitations on Indemnification.

(a)  A Party may assert a claim for indemnification under Section 10.02(a)(ii) or Section 10.02(b)(ii), as the case may be, only to the extent the Indemnitee gives notice of such claim to the Indemnifying Party prior to the expiration of the applicable time period set forth in Section 10.01.  Any claim pursuant to Section 10.02(a)(i) or Section 10.02(b)(i) in respect of a covenant or agreement which by its terms is to be performed prior to or at the Closing must be asserted within one year following the Closing Date.  Any claim for indemnification pursuant to Section 8.11 must be asserted within the period of survival set forth in Section 8.11(g)(iv).  Any claim for indemnification pursuant to Section 8.15 must be asserted within four years following the Closing Date.  Any claim pursuant to Section 10.02(a)(iii) must be asserted within two years following the Closing Date.  Any claim pursuant to Section 10.02(a)(iv) or Section 10.02(a)(v) must be asserted prior to the expiration of the applicable statute of limitations, if any.  Any claim for indemnification not made in accordance with Section 10.03 by a Party on or prior to the applicable date set forth in Section 10.01 or this Section 10.04(a), and the other Party’s indemnification obligations with respect thereto, will be irrevocably and unconditionally released and waived.

(b)  Notwithstanding any other provision of this Article X, except as provided in the second, third and fourth sentences of this Section 10.04(b), (i) CES will not have any indemnification obligations for Indemnifiable Losses under Section 10.02(a)(i) and Section 10.02(a)(ii) (A) in respect of any representation and warranty of the Company in Article VI for any individual item where the Loss relating thereto is less than $50,000 and (B) in respect of each individual item of any breach of a representation and warranty of the Company in Article VI where the Loss relating thereto is equal to or greater than $50,000, unless the aggregate amount of all such Losses exceeds 1% of the Total Enterprise Value, and then only to the extent of such excess; and (ii) in no event will the aggregate indemnification to be paid by CES under Section 10.02(a)(i) and Section 10.02(a)(ii) exceed 10% of the Total Enterprise Value.  Notwithstanding the foregoing, the limitations set forth in Section 10.04(b)(i) and Section 10.04(b)(ii) will not apply to claims asserted by Parent or any Parent Indemnitee arising under Section 8.11, Section 8.15, Section 10.02(a)(iii), Section 10.02(a)(iv) or Section 10.02(a)(v), or arising in respect of any breach of any representation or warranty in Article V, or arising in respect of any breach of any representation or warranty in 6.05, 6.22, or 6.23, or from the intentional fraud of CES or the Company.  Notwithstanding the foregoing, the limitations set forth in Section 10.04(b)(i) and Section 10.04(b)(ii) will not apply to claims asserted by Parent or any Parent Indemnitee arising under Sections 6.01, 6.02, 6.03, but in no event will the aggregate indemnification to be paid by CES in respect of claims arising under Sections 6.01, 6.02 and 6.03 and in respect of other representations and warranties of the Company in Article VI exceed 15% of the Total Enterprise Value.  Notwithstanding the foregoing, the limitation set forth in Section 10.04(b)(i) will not apply to claims asserted by Parent or any Parent Indemnitee arising under Section 6.08.

(c)  Notwithstanding any other provision of this Article X, except as provided in the second sentence of this Section 10.04(c) (i) Parent will not have any indemnification obligations for Indemnifiable Losses under Section 10.02(b)(i) and Section 10.02(b)(ii) (A) for any individual item where the Loss relating thereto is less than $50,000 and (B) in respect of each individual item where the Loss relating thereto is equal to or greater than $50,000, unless the aggregate amount of all such Losses exceeds 1% of the Total Enterprise Value, and then only to the extent of such excess; and (ii) in no event will the aggregate indemnification to be paid by Parent under Section 10.02(b)(i) and Section 10.02(b)(ii) exceed 10% of the Total Enterprise Value.  Notwithstanding the foregoing, the limitations set forth in Section 10.04(c)(i) and Section 10.04(c)(ii) will not apply to claims asserted by CES arising from the intentional fraud of Parent.

(d) Notwithstanding anything to the contrary in this Agreement, Parent shall not be entitled to indemnification under this Article X with respect to any breach or inaccuracy of any representation, warranty, covenant or agreement of CES or the Company, if (i) CES or the Company provides written notice to Parent at least five Business Days prior to Closing describing in detail such breach or inaccuracy, (ii) CES or the Company simultaneously and irrevocably informs Parent in writing that, because of such breach or inaccuracy Parent is not required to consummate the transactions contemplated by this Agreement by reason of Section 9.02(b) or 9.02(c), as the case may be, and (ii) the Closing occurs.

(e)  Notwithstanding anything contained in this Agreement to the contrary, except for the representations and warranties contained in Article V and Article VI, neither CES, the Company nor any other Person is making any other express or implied representation or warranty, whether arising by operation of law or otherwise, with respect to CES, the Company, the Business, or the Transactions, including, but in no way limited to, any representation or warranty, as to liabilities, operations of the Business, or the merchantability, habitability or fitness for a particular use, marketability, value or quality of any Cap Rock Entity’s assets or the prospects (financial and otherwise), risks and other incidents of the Business.  Except for  the representations and warranties contained in Article V and Article VI, CES and the Company expressly disclaim, whether made by CES, the Company or their respective Affiliates, officers, directors, employees, agents, or representatives, any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the assets of the Business, or any part thereof, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, or compliance with environmental requirements, or the applicability of any governmental requirements, including but not limited to any environmental protection, pollution control and land use laws, rules, regulations, orders and requirements, including but not limited to those pertaining to the use, handling, generation, treatment, storage or disposal of any toxic or hazardous waste or toxic, hazardous or regulated substance, or whether the Cap Rock Entities possess sufficient owned real property or personal property to operate their assets. Except as otherwise expressly provided in Article V or Article VI, CES and the Company further specifically disclaim any representation or warranty regarding the absence of hazardous substances or liability or potential liability arising under Environmental Laws with respect to the assets of any Cap Rock Entity.

(f) Any claims Parent may have for breach of any representation or warranty in this Agreement must be based solely on the representations and warranties set forth in Article Vor Article VI.  In furtherance of the foregoing, except for the representations and warranties contained in Article V, Article VI, and the covenants in Article VIII, Parent acknowledges and agrees that none of CES, the Company or any of their respective Affiliates will have or be subject to any liability to Parent for, and CES and the Company hereby expressly disclaim all liability and responsibility for, any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or any of Parent’s Representatives, including any confidential memoranda distributed on behalf of CES or the Company relating to the Cap Rock Entities or the Business, or other publications or data room information provided to Parent or Parent’s Representatives, or any other document or information in any form provided to Parent or Parent’s Representatives in connection with the Merger and the transactions contemplated hereby (including any opinion, information, projection, or advice that may have been or may be provided to Parent or Parent’s Representatives by any of CES’s Representatives).  PARENT HEREBY ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLES V AND VI, THE BUSINESS IS BEING PURCHASED ON AN “AS IS, WHERE IS” BASIS, WITH ALL FAULTS AND WITH ALL KNOWN AND UNKNOWN ENVIRONMENTAL CONDITIONS AND LIABILITIES (INCLUDING WITHOUT LIMITATION STRICT LIABILITY).

SECTION 10.05. Applicability of Article X.  For the avoidance of doubt, the Parties agree that the remedies and obligations under this Article X apply only following the Closing, and that prior to the Closing or in the event that this Agreement is terminated the Parties’ remedies will be determined by applicable Law and the provisions of Article XI.

SECTION 10.06. Tax Treatment of Indemnity Payments.  CES, the Company, and Parent, agree to treat any payment made pursuant to this Article X as an adjustment to the Purchase Price for federal, state, and local income Tax purposes.

SECTION 10.07. No Consequential Damages.  Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Law, except as specifically provided in Section 11.03(b) and Section 11.03(c), no Party will, in any event, be liable to the other Party or to the Parties, as the case may be, either in contract or in tort, for any consequential, indirect, special, lost profits or punitive damages, including loss of future revenue, income, or profits, or loss of business reputation or opportunity of the other Party or of the other Parties, as the case may be, relating to the breach or alleged breach hereof or otherwise, whether or not the possibility of such damages has been disclosed to the other Party or  to the Parties, or any one of them, as the case may be, in advance or could have been reasonably foreseen by such other Party or such Parties, or any one of them, as the case may be; provided, that the limitations contained in this Section 10.07 shall not apply to any Claim for diminution in value.

SECTION 10.08. Exclusive Remedy.  CES, the Company and Parent acknowledge and agree that, from and after the Closing, the sole and exclusive monetary remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any covenant or agreement to be performed hereunder or thereunder will be indemnification in accordance with this Article X and, if applicable, Section 8.11.  In furtherance of the foregoing, CES, the Cap Rock Entities and Parent and Sub hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims, and causes of action (including rights of contributions, if any) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other arising under or based upon any Law (including any such Law under or relating to environmental matters), common law, or otherwise.

ARTICLE XI

TERMINATION AND OTHER REMEDIES

SECTION 11.01. Termination.  (a)  This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Parent and the Company.

(b)  This Agreement will terminate if the Closing has not occurred on or before the date which is 12 months following the date of this Agreement (the “Termination Date”); provided, however, that if on the Termination Date, either (i) one of the Parties has failed to fulfill any obligation under this Agreement which has been the cause of, or resulted in, the failure of the Closing to occur, or (ii) the conditions to the Closing set forth in Section 9.02(f) and Section 9.03(d) have not been fulfilled but all other conditions to the Closing have been fulfilled or are capable of being fulfilled, then the Termination Date will be the day which is 18 months following the date of this Agreement.

(c) This Agreement may be terminated by Parent if (i) any Required Regulatory Approval (A) has been denied by the applicable Governmental Entity and all appeals of such denial have been taken and have been unsuccessful, or (B) has become a Final Regulatory Order and such Final Regulatory Order imposes conditions or requirements that would result in the failure of the condition in Section 9.02(f), or (ii) one or more courts of competent jurisdiction in the United States or any State has issued an Order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such Order has become final and nonappealable.

(d)  This Agreement may be terminated by Parent if there has been a breach by the Company or CES as of the date of this Agreement of any representation or warranty, or any breach by the Company or CES of any covenant, in each case made by it in this Agreement which has prevented the satisfaction of any condition to the obligations of Parent to effect the Closing and such breach has not been cured by the Company or waived by Parent within 20 Business Days after all other conditions to Closing have been satisfied or are capable of being satisfied.

(e) This Agreement may be terminated by the Company if there has been a breach by Parent or Sub as of the date of this Agreement of any representation or warranty, or any breach by Parent or Sub of any covenant, in each case made by it in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company to effect the Closing and such breach has not been cured by Parent or waived by the Company within 20 Business Days after all other conditions to Closing have been satisfied or are capable of being satisfied.

(f)  This Agreement may be terminated by the Company if (i) any Required Regulatory Approval has been denied by the applicable Governmental Entity and all appeals of such denial have been taken and have been unsuccessful or (ii) one or more courts of competent jurisdiction in the United States or any State has issued an Order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such Order has become final and nonappealable.

(g) This Agreement shall automatically terminate upon the termination of the Asset Purchase Agreement.

(h) This Agreement may be terminated by the Company if any Required Regulatory Approval has become an Order and Parent asserts that the Order, if it becomes a Final Regulatory Order, will not meet the closing condition in Section 9.02(f)(ii) and Parent does not agree to waive such closing condition within 30 days of receipt of such Order.

SECTION 11.02. Procedure and Effect of Termination.  In the event of termination of this Agreement by either or both of the Parties pursuant to Section 11.01, subject to any cure periods contemplated therein, written notice thereof will forthwith be given by the terminating Party to the other Party and this Agreement will terminate and the Transactions will be abandoned, without further action by either Party, whereupon the liabilities of the Parties hereunder will terminate, except as provided in Section 11.03.  If prior to Closing either Party resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorney’s fees, in addition to any other relief to which such Party may be entitled; provided, however, and notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any punitive, indirect or consequential damages.

SECTION 11.03. Remedies upon Termination.  If this Agreement is terminated as provided herein:

(a) The obligations of the Parties under Articles I and XII and this Article XI, and Sections 8.02, 8.03 and 8.05 will survive the termination of this Agreement pursuant to Section 11.01.

(b)  Parent will pay to the Company a fee equal to $8,100,000 if the Company terminates this Agreement pursuant to Section 11.01(e).

(c)  The Company will pay to Parent a fee equal to $8,100,000 if Parent terminates this Agreement pursuant to Section 11.01(d).

(d) In view of the difficulty of determining the amount of damages which may result to the non-terminating Party from a termination pursuant to any of the Sections of this Agreement referenced in Section 11.03(b) or Section 11.03(c), and the failure of the terminating Party to consummate the Transactions, the Parties have mutually agreed that each of the payments set forth in Section 11.03(b) and Section 11.03(c) shall be made to the non-terminating Party as liquidated damages, and not as a penalty, and this Agreement shall thereafter terminate except for those provisions which by their terms survive termination of this Agreement.  In the event of any termination of this Agreement, Parent, CES and the Company have agreed that each of the payments set forth in Sections 11.03(b), 11.03(c) and 11.03(e) shall be the sole and exclusive remedy of each Party against the other Party and their respective Affiliates.  ACCORDINGLY, THE PARTIES HEREBY ACKNOWLEDGE THAT (1) THE EXTENT OF DAMAGES TO THE NON-TERMINATING PARTY CAUSED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN, (2) THE AMOUNT OF THE LIQUIDATED DAMAGES PROVIDED FOR IN EACH OF SECTIONS 11.03(b) AND 11.03(c) ARE FAIR AND REASONABLE ESTIMATES OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND (3) RECEIPT OF SUCH LIQUIDATED DAMAGES BY THE NON-TERMINATING PARTY DOES NOT CONSTITUTE A PENALTY.  THE PARTIES HEREBY FOREVER WAIVE AND AGREE TO FOREGO TO THE FULLEST EXTENT UNDER APPLICABLE LAW ANY AND ALL RIGHTS THEY HAVE OR IN THE FUTURE MAY HAVE TO BRING ANY ACTION OR PROCEEDING DISPUTING OR OTHERWISE OBJECTING TO ANY OR ALL OF THE FOREGOING PROVISIONS OF THIS SECTION 11.03.

(e) (i) Parent will pay to the Company a fee equal to $8,100,000 if (A) this Agreement is terminated pursuant to Section 11.01(b),Section 11.01(c) or Section 11.01(h) primarily as a result of the failure to satisfy the condition set forth in Section 9.02(f)(ii) or (B) this Agreement is terminated pursuant to Section 10.01(b), Section 10.01(c), or Section 10.01(h), primarily as a result of the failure to satisfy the conditions set forth in Section 9.02(a),Section 9.02(c), or Section 9.02(d) arising out of  Parent's assertion that a Cap Rock Material Adverse Effect has occurred as a result of a change in Law issued by, administered by or relating to the authority or responsibilities of the PUCT, and (ii)  the Company will pay to Parent a fee equal to $8,100,000 if this Agreement is terminated pursuant to Section  11.01(b) or Section 11.01(f).  Under no circumstances shall any Party be entitled to receive a payment pursuant to this Section 11.07(e) and a payment pursuant to Section 11.07(b) or Section 11.07(c), as the case may be.

(f) All payments under this Section 11.03 shall be from payor to payee by wire transfer of immediately available funds to a bank account in the United States of America designated in writing by payee not later than three (3) Business Days following payor’s receipt of such account designation from payee.

(g) No amount shall be due by the Company or Parent under Section 11.03(b) or 11.03(c) if this Agreement is terminated prior to the Closing and the Closing does not occur primarily because a representation and warranty of a Party that was true and correct on the date of this Agreement became not true and correct thereafter not as a result of a breach of covenant by such Party.

ARTICLE XII

MISCELLANEOUS PROVISIONS

SECTION 12.01. Amendment and Modification.  This Agreement may be amended, modified, or supplemented only by written agreement of the Parties.

SECTION 12.02. Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECTION 12.03. Notices.  All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or certified mail (return receipt requested), postage prepaid, to the Party being notified at such Party’s address indicated below (or at such other address for a Party as is specified by like notice; provided that notices of a change of address will be effective only upon receipt thereof):

(a) If to CES or the Company, to:
Cap Rock Holding Corporation
Attn: Melissa Davis
500 West Wall, Suite 200
Midland, TX 79701
Fax: (432) 684-0334

with a copy to:

Cravath, Swaine & Moore LLP
Attn:      Richard Hall, Esq.
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Fax: (212) 474-3700

(b) if to Parent, to:

PNM Resources, Inc.
Attn:       General Counsel
414 Silver Street, SW
Albuquerque, New Mexico 87102
Fax: (505) 241-2368

with a copy to:

Troutman Sanders LLP
Attn:   Terry C. Bridges
Richard H. Brody
600 Peachtree Street, NE
Suite 5200
Atlanta, GA 30308-2216
Fax: (404) 962-6514

SECTION 12.04. Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party, without the prior written consent of the other Parties, nor is this Agreement intended to confer upon any other Person except the Parties any rights or remedies hereunder.  No provision of this Agreement creates any third party beneficiary rights in any employee or former employee of the Company (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement creates any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

SECTION 12.05. Governing Law.  This Agreement is governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.  THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS IN AND FOR THE STATE OF DELAWARE WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.  SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS.

SECTION 12.06. Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

SECTION 12.07. Entire Agreement.  This Agreement will be a valid and binding agreement of the Parties only if and when it is fully executed and delivered by the Parties, and until such execution and delivery no legal obligation will be created by virtue hereof.  This Agreement, together with the Schedules and Exhibits hereto and thereto and the certificates and instruments delivered under or in accordance herewith or therewith, embody the entire agreement and understanding of the Parties hereto in respect of the Transactions.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to such transactions.

SECTION 12.08. Delivery.  This Agreement, and any certificates and instruments delivered under or in accordance herewith, may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

SECTION 12.09. Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

PNM RESOURCES, INC, as Parent

By:    /s/ Jeffry E. Sterba
Name:   Jeffry E. Sterba
Title:     President & CEO

PNM MERGER SUB LLC, as Sub

By: PNM RESOURCES, INC., as its member

By:    /s/ Charles E. Eldred
Name:   Charles E. Eldred
Title:  Executive Vice President & Chief Financial Officer

CONTINENTAL ENERGY SYSTEMS LLC

By:
Name:
Title:

By:
Name:
Title:

CAP ROCK HOLDING CORPORATION, as the Company

By:
Name:
Title:

[Signature Page to Merger Agreement]